UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

HANCOCK HOLDING COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 12, 2013

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

Hancock Holding Company (the Company) will hold its Annual Meeting of Shareholders on Friday, April 12, 2013, at 10:00 a.m. local time at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi, for the following purposes:

1.	To elect six directors to serve until the 2016 annual meeting;

2.	To hold an advisory vote on the compensation of our named executive officers; and

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2013.

Only holders of record of our common stock at the close of business on February 28, 2013 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. We direct your attention to the attached proxy statement for more complete information regarding the matters to be acted upon at the annual meeting.

Your vote is important, whether or not you expect to attend the meeting. If voting by mail, please mark, date, sign and promptly return the enclosed proxy in the accompanying envelope. No postage is required if mailed in the United States. You may later revoke your proxy and vote in person.

By order of the Board of Directors,

James B. Estabrook, Jr.	Carl J. Chaney	John M. Hairston
Chairman of the Board	President & CEO	CEO & Chief Operating Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 12, 2013:

The notice of annual meeting, proxy statement, proxy card and the 2012 annual report for the period ending December 31, 2012, are available at

http://www.snl.com/irweblinkx/FinancialDocs.aspx?iid=100308.

HANCOCK HOLDING COMPANY

PROXY STATEMENT

FOR

ANNUAL MEETING TO BE HELD ON APRIL 12, 2013

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

You are receiving these materials because you owned shares of the Company’s common stock at the close of business on February 28, 2013, the record date for the meeting, and are entitled to vote those shares at the meeting. This proxy statement, along with a proxy card or a voting instruction card, is being mailed to our shareholders and will be available online at http://www.snl.com/irweblinkx/FinancialDocs.aspx?iid=100308 beginning March 12, 2013. This proxy statement summarizes information you need to vote on the matters that will be considered at the annual meeting.

Where and when is the annual meeting?

We will hold the annual meeting on April 12, 2013, at 10:00 a.m. local time at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations by telephone at (504) 299-5208 or toll free at (800) 347-7272, ext. 5208, or by email at trisha.carlson@hancockbank.com.

Who is soliciting my proxy?

Our Board of Directors (our Board) is soliciting a proxy for the shares that you are entitled to vote at our 2013 annual meeting. By completing and returning the proxy card or voting instruction card, or submitting your proxy online, you are authorizing the proxy holder to vote your shares at our annual meeting in accordance with your instructions.

Who may vote at the annual meeting?

You may vote at the annual meeting if you owned Company common stock at the close of business on February 28, 2013, the record date for the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent, as to which you are referred to as the “shareholder of record”;

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”); and

•	credited to your employee account in Hancock Holding Company 401(k) Savings Plan and Trust (the Hancock 401(k) plan).

How many shares must be present to hold the annual meeting?

A majority of the Company’s outstanding shares of common stock as of the record date must be present at the annual meeting to convene the meeting and conduct business. This is called a quorum. On the record date, there were 86,595,114 shares of Company common stock outstanding and entitled to vote. Accordingly, 43,297,558 shares of our common stock constitute a quorum. Shares that are voted, broker non-votes (as described below), and shares as to which voting authority is withheld are treated as being present at the annual meeting for purposes of determining whether a quorum is present. Your shares are counted as present at the annual meeting if you:

•	properly vote by submitting a proxy card or voting online prior to the annual meeting; or

•	are present and vote in person at the annual meeting.

What proposals are scheduled for a vote at the annual meeting?

There are three proposals scheduled for a vote at the annual meeting:

1.	The election of six directors to serve until the 2016 annual meeting;

2.	An advisory vote on the compensation of our named executive officers (the “say-on-pay” proposal); and

3.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2013.

How do I vote my shares in person at the annual meeting?

If you choose to vote in person at the annual meeting:

•	if you are a registered shareholder of record or hold shares in the Hancock 401(k) plan, you should bring the enclosed proxy card(s) and proof of identity; or

•	if you hold your shares in street name, you must obtain and bring a broker representation letter in your name from your bank, broker or other holder of record and proof of identity.

At the appropriate time during the annual meeting, we will ask the shareholders present whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote.

Even if you plan to attend the annual meeting, we encourage you to vote online or by mail (as described below) so your vote will be counted if you later decide not to attend in person.

How do I vote my shares without attending the annual meeting?

Whether you hold shares in your own name, in street name or through the Hancock 401(k) plan, you may vote your shares without attending the annual meeting.

Shareholders of Record:  You may vote by granting a proxy in either of the following ways:

•

By Internet – You may submit your proxy online by following the instructions on the proxy card prior to the deadline for internet voting. If you submit your vote online, you do not need to return a proxy card. Our internet voting procedures will authenticate your identity as a shareholder, allow you to give your voting instructions and confirm that your instructions have been properly received. The deadline for online voting is 3:00 p.m. Central Time on April 11, 2013.

•

By Mail – You may vote by mail by signing, dating, and returning your proxy card in the postage paid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and your title or capacity. The Corporate Secretary must receive your proxy card by 9:00 a.m. Central Time on April 12, 2013 in order for your shares to be voted.

Street Name Shareholders:   For shares held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if permitted by your broker or nominee, submit voting instructions online. If you provide specific voting instructions, your broker or nominee will vote your shares as you direct.

Shareholders through the Hancock 401(k) Plan:  Participants in the Hancock 401(k) plan will receive a proxy card for voting shares held for their benefit under the Hancock 401(k) plan. You may vote by internet or by mail pursuant to the same procedure outlined above for Shareholders of Record. You may also vote by phone following the instructions on your proxy card. The deadlines for online and phone voting for shareholders through the Hancock 401(k) plan is 11:59 p.m. Eastern Time on April 11, 2013.

What happens if I submit a proxy without complete instructions, or if I do not vote at all? On which proposals may my shares be voted without receiving voting instructions from me?

If you properly execute and return a proxy or voting instruction card, or submit your proxy online, your stock will be voted as you specify.

If you do not submit a proxy or if you submit a proxy with incomplete voting instructions, whether your shares may be voted depends upon two factors – whether you are a shareholder of record or a street name shareholder and, if you are a street name shareholder, whether the proposal is considered “routine” under New York Stock Exchange rules that apply to securities intermediaries (such as brokers, banks, and other nominees).

Shareholders of Record:  If you are a shareholder of record and you execute a proxy (by returning your proxy card or by voting online) with incomplete voting instructions, your shares will be voted in accordance with the recommendations of our Board as provided in the chart below. If you do not submit a proxy at all and do not vote in person at the annual meeting, your shares will not be voted on any matter.

Street Name Shareholders:  If you hold shares in street name and you do not provide voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee only has discretionary authority to vote your shares on “routine” matters. The proposal to ratify the retention of the independent registered public accounting firm is considered a “routine” matter; however, the proposal to elect directors and the say-on-pay proposal are considered “non-routine” matters. Therefore, if you do not provide voting instructions on the proposal to elect directors or the say-on-pay proposal, your shares will not be voted on those proposals.

Shareholders through the Hancock 401(k) Plan:  If you hold shares as a participant in the Hancock 401(k) plan and you do not provide voting instructions on any matter (either by not returning a proxy card or voting by phone or online or due to incomplete voting instructions) and you do not vote in person by attending the meeting, your shares will not be voted on the matter for which instructions are not received.

A “broker non-vote” occurs when a broker holding shares for you in street name submits a proxy that votes your shares on one or more matters, but does not vote (the “broker non-vote”) on “non-routine” matters with respect to which you have not given voting instructions.

What are my voting options for each proposal? How does the Board of Directors recommend that I vote? How many votes are required to approve each proposal? How are the votes counted?

The following chart explains what your voting options are with regard to each matter proposed in this proxy statement, how the Board of Directors recommends that you vote on each proposal, what vote is required for each proposal to be approved, and how abstentions, withheld votes, and broker non-votes will affect the outcome of each proposal.

Proposal	Election of Directors	Say-on-Pay (advisory)	Ratification of Selection of Auditors for 2013
Your Voting Options	You may vote “FOR” each nominee or choose to “WITHHOLD” your vote for one or more of the six nominees.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.
Recommendation of the Board of Directors	The Board recommends you vote “FOR” each of the six nominees.	The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.	The Board recommends that you vote “FOR” ratification of our selection of PricewaterhouseCoopers LLP as our auditors for 2013.

Proposal	Election of Directors	Say-on-Pay (advisory)	Ratification of Selection of Auditors for 2013
Vote Required for Approval	Plurality of the votes cast*	Majority of the votes cast	Majority of the votes cast
Effect of Withheld Vote or Abstention	No effect	No effect	No effect
Effect of Broker Non-vote	No effect	No effect	Not applicable

*This means that the six nominees who receive the most votes will be elected as directors.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one proxy card, it means you hold shares registered in more than one name, through multiple street name accounts, or that you hold shares through the Hancock 401(k) plan in addition to other shares. To ensure that all of your shares are voted, sign and return each proxy card, or if you vote online, vote separately for each proxy card you receive. If you plan to vote in person at the annual meeting, please bring all proxy cards with you in addition to the any other required items listed under “How do I vote my shares in person at the annual meeting?”

May I change my vote?

Yes. Your proxy may be revoked or changed at any time before it is voted by notice in writing to our Corporate Secretary, by our timely receipt of another proxy with a later date or by a later-dated online vote, or by voting in person at the annual meeting. Written notice should be provided to Joy Lambert Phillips, our Corporate Secretary, at or before the annual meeting. Ms. Phillips’ office is located in One Hancock Plaza, 2510 14th Street, Suite 610, Gulfport, Mississippi 39501. The notice must be received prior to the exercise of the proxy.

If you hold shares in street name, you must follow your broker’s instructions to change your vote.

Who pays for soliciting proxies?

The Company pays all costs of soliciting proxies. We have retained Morrow & Co. at an approximate fee of $7,000, plus associated costs and expenses, to assist in the soliciting of proxies. In addition, directors, officers and regular employees of the Company and its banking subsidiaries, Hancock Bank and Whitney Bank (the Banks), may solicit proxies by mail, telephone, facsimile machine or personal interview, but will not receive additional compensation for such solicitations.

How do I get additional copies of SEC filings?

Copies of all of our filings with the Securities and Exchange Commission (the SEC) may be obtained free of charge by clicking on “SEC Filings” under “Investor Relations” on our website at www.hancockbank.com.

If you would like to receive a printed copy of our reports on Forms 10-K and 10-Q as filed with the SEC, you may request these by contacting Trisha V. Carlson, Manager, Investor Relations, Hancock Holding Company, by mail at P. O. Box 4019, Gulfport, Mississippi 39502; or by phone at (504) 299-5208 or toll free (800) 347-7272, ext. 5208; or by sending an e-mail to the following address: trisha.carlson@hancockbank.com. We will provide printed copies of our Forms 10-K and 10-Q to you free of charge (including any financial statements and financial statement schedules), but delivery of any other exhibits to those filings will require advance payment of a fee.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Articles of Incorporation provide for a Board of at least nine directors divided into three classes. As of the record date, we have 17 directors. By Board resolution, the Board size will be reduced to 16 directors effective as of the date of the annual meeting, as one director whose term expires at the annual meeting (Mr. Crowell) is not standing for re-election.

Six directors will be elected at this year’s annual meeting. Upon the recommendation of the Corporate Governance and Nominating Committee (the Corporate Governance Committee), the Board has nominated the following six persons for election to a three-year term expiring at the Company’s 2016 annual meeting: James B. Estabrook, Jr., Hardy B. Fowler, Randall W. Hanna, Eric J. Nickelsen, Robert W. Roseberry and Anthony J. Topazi. Each of these individuals is currently serving as a director of our Company.

The Corporate Governance Committee met in February 2013 to evaluate the nominees standing for election. Based on the Corporate Governance Committee’s evaluation and with their unanimous recommendation, the Board approved the inclusion of the nominees on the Company’s proxy card and recommends that shareholders vote “FOR” all six nominees. In the unexpected event that, prior to date of the annual meeting, any such nominee is unwilling or unable to serve, it is intended that the proxy holders will vote for the election of any replacement nominee recommended by the Board.

Nominations for election to the Board may be made as set forth under the heading Corporate Governance and Nominating Committee on page 18 of this proxy statement.

INFORMATION ABOUT DIRECTOR NOMINEES

The following table sets forth information we obtained from the nominees about: (a) their principal occupations for the last five years; (b) directorships they hold or have held within the last five years with other public companies; (c) their ages at February 28, 2013; (d) the year they were first elected as a director; and (e) a description of positions and offices they hold with the Company or the Banks (other than as a director), as applicable. The table also sets forth the director’s particular experience, qualifications, attributes, or skills that, when considered in the aggregate, led the Board to conclude that the person should serve as a director of the Company. Unless otherwise specified, references herein to the merger shall mean the merger between the Company and Whitney Holding Corporation on June 4, 2011.

Nominees for a Term Expiring in 2016

James B. Estabrook, Jr. Director since 1995 Age 68

James B. Estabrook, Jr., who has served as Chairman of our Board since 2009, is President of Estabrook Motor Co., Inc., a position he has held since 1967. He is also the President of Estabrook Automotive, Inc. These two enterprises are multi-line automobile dealerships serving the Mississippi Gulf Coast markets. In addition, Mr. Estabrook serves as Secretary and Treasurer/Director of Versant Holding Company, President of Auto Credit, Inc. (an automobile finance business), President of Estabrook Properties, LLC (a real estate business), President of Falcon Leasing and Rental, Inc. (a daily rental automobile business) and President of Gulf Coast Financial Corp., Inc. of Pascagoula, Mississippi. Mr. Estabrook is a member of our Board Risk Committee.

Mr. Estabrook has held several leadership positions in a range of regional and national automobile industry-related organizations and trade groups, including serving as Chairman of Ford Dealer Advertising Fund (Southern Quality Dealers), Chairman of the Ford Zone Dealer Council and past President and Director of the Mississippi Automobile Dealers Association. Mr. Estabrook has also served on the boards of numerous economic development and business councils in addition to leadership positions in several civic and charitable groups. He has been an Advisory Director of Hancock Bank since 1985.

Mr. Estabrook’s significant experience in the Mississippi market as a business leader provides him with a wealth of knowledge in dealing with operational, strategic, financial, and regulatory matters at the board level, making him highly qualified to serve as a member of our Board of Directors.

Hardy B. Fowler Director since 2011 Age 61

Hardy B. Fowler served as the Office Managing Partner of the New Orleans office of the international accounting firm of KPMG from October 2002 to September 2009. In his 34-year career with KPMG, he spent 25 years as a tax partner. Mr. Fowler was a director of Whitney Holding Corporation and Whitney National Bank from 2009 until 2011, when he joined our Board in connection with the merger. Mr. Fowler is a member of our Audit and Corporate Governance and Nominating Committees and, as of January 2013, is the Chairman of our Audit Committee.

Mr. Fowler, a Certified Public Accountant, has substantial academic and professional credentials, including an undergraduate degree in finance and an MBA. He has significant civic and community ties to New Orleans, including service on the boards of the Bureau of Governmental Research, the Business Council of New Orleans, Junior Achievement, and many other civic organizations including the Louisiana State University’s Tiger Athletic Foundation, Lambeth House and Trinity Episcopal School.

Mr. Fowler’s long career with an international accounting firm provides him with extensive experience in dealing with financial, tax, accounting and regulatory matters of a public company, and significant knowledge and connections in New Orleans, our largest market. This experience also positions him well to serve as Chair of our Audit Committee and to provide insights into strategies and solutions to address the challenges of our business.

Randall W. Hanna Director since 2009 Age 54

Randall W. Hanna is the Chancellor of the Florida College System, which serves approximately 900,000 higher education students through 28 institutions in Florida. The Florida College System is the primary access point for higher education in Florida and the leading provider of workforce training in the state. Prior to his November 2011 appointment as chancellor, Mr. Hanna served as Chairman and Managing Shareholder of Bryant Miller Olive, a legal firm with offices in Florida, Washington, D.C. and Atlanta. Under his leadership, the firm grew to become one of the leading firms in Florida, most notably in the area of public finance. During his legal career, he worked on complex financial and economic development transactions throughout the State of Florida. Prior to his appointment as a director of the Company, he served as a director of Hancock Bank of Florida from 2007 to 2010.

Mr. Hanna is a member of the Florida Council of 100, past chairman of the Greater Tallahassee Chamber of Commerce, a former member of Florida A & M University Board of Trustees, a past chairman of the State Board of Community Colleges, and a past chairman of the Florida Board of Bar Examiners. He previously served as Special Counsel to United States Senator Bob Graham. He was named as one of the “Most Influential Floridians” by Florida Trend Magazine.

As chancellor of a large college system, Mr. Hanna understands the management concerns created by varied interests and business units organized under a single organization operating in a public domain. His legal skills and substantial knowledge of the Florida market and its key industries also make him a valuable asset to our Board.

Eric J. Nickelsen Director since 2011 Age 68

Eric J. Nickelsen has been a real estate developer in the Florida panhandle market, from Pensacola to Destin and Fort Walton, since 1998. Before his career in real estate, Mr. Nickelsen was a banker, with varying responsibilities relating to operations and lending between 1966 and 1998. By the end of his banking career, Mr. Nickelsen led the Northwest Florida region for Barnett Bank, serving as its Chairman, President and CEO. Mr. Nickelsen was a director of Whitney Holding Corporation and Whitney National Bank from 2000 until 2011, when he joined our Board in connection with the merger. Mr. Nickelsen is a member of our Board Risk Committee.

Mr. Nickelsen is very involved in various civic and charitable organizations throughout the Florida panhandle, including serving as the chairman of institutions such as the Pensacola Junior College Foundation, the University of West Florida Foundation, the Pensacola Area Chamber of Commerce, Rebuild Northwest Florida, Inc. and the Sacred Heart Health System (a large health organization operating four hospitals and other facilities in the Florida panhandle) and as chairman or director of numerous other civic and community groups. Mr. Nickelsen is also active with the University of Florida, having served as the past National President of Gator Boosters, Inc. and currently serving on the board of The Athletic Association and The Foundation. He has received numerous awards and commendations for his past civic and business activities. Mr. Nickelsen served on virtually every board committee during his tenure on the Whitney Holding Corporation board, including as Whitney’s lead independent director at the time of the merger.

Mr. Nickelsen’s significant experience in the banking and real estate industries, which provides him with extensive knowledge of our business, and his in-depth knowledge of the Florida panhandle market make him highly qualified to serve as a member of our Board of Directors.

Robert W. Roseberry Director since 2001 Age 62

Robert W. Roseberry is the owner and operator of Pine Lake Farms, LLC, managing approximately 2,000 acres of timber land. He retired from Hancock Bank in 2007, having served as President of its Northern Division from 2001 to 2007. Previously, Mr. Roseberry served as the Chairman and Chief Executive Officer of Lamar Capital Corporation, which was acquired by Hancock Holding Company in 2001. He served in various capacities at Lamar Bank from 1971 to 2001, including as Chairman and Chief Executive Officer (1998 to 2001), President and Chief Executive Officer (1986 to 1998), and director (1972 to 2001). Mr. Roseberry is a member of our Board Risk Committee.

Mr. Roseberry is involved in numerous civic activities, including serving as mayor of Purvis, Mississippi from 1985 through January 1988. In addition, he helped organize the Lamar County Economic Board and was its first President.

Mr. Roseberry’s substantial experience in the banking industry and with economic development projects provide him with extensive knowledge of our business, as well as an in-depth knowledge of the Mississippi market. This background, as well as his experience managing and operating a large private company, makes him highly qualified to serve as a member of our Board of Directors.

Anthony J. Topazi Director since 2007 Age 62

Anthony J. Topazi is the former Executive Vice President and Chief Operating Officer of Southern Company (2010 to 2012). Based in Atlanta, Southern Company is one of the largest generators of electricity in the nation, serving both regulated and competitive markets across the southeast in Mississippi, Alabama, Florida and Georgia. He served as President and Chief

Executive Officer of Mississippi Power Company from 2004 to September 2010. Mr. Topazi has been an Advisory Director of Hancock Bank since 2004. Mr. Topazi is a member of our Compensation Committee.

Mr. Topazi served on the Board of the Federal Reserve Bank, New Orleans Branch from 2008 until December 2010. Additionally, Mr. Topazi has held numerous executive leadership positions with Gulf Coast business, economic and service organizations. He served as Chairman of Momentum Mississippi, a public-private partnership formed in 2004 by Governor Haley Barbour to develop the State of Mississippi’s long term economic development strategy. He also served as chairman of the Gulf Coast Business Council, and as Chairman of the Gulf Coast Renaissance Corporation, which focuses on the redevelopment of the coastal communities and housing for the workforce. Mr. Topazi has also served as a board member of the Mississippi Economic Council, the Mississippi Partnership for Economic Development, the Gulf Coast Community Foundation, and the Mississippi Gulf Coast Chamber of Commerce. Mr. Topazi was recently named a 2013 Financial Times Outstanding Director, one of five corporate directors to receive the honor in the country.

Mr. Topazi’s considerable senior management and economic development experience, as well as his significant regulatory experience given his career in a highly-regulated industry and his tenure on the board of the New Orleans branch board of the Federal Reserve, make him highly qualified to serve as a member of our Board of Directors.

THE BOARD RECOMMENDS A “FOR” VOTE FOR ALL NOMINEES

INFORMATION ABOUT INCUMBENT DIRECTORS

The following table sets forth information we obtained from our incumbent directors with terms expiring in 2014 and 2015 about: (a) their principal occupations for the last five years; (b) directorships they hold or held within the last five years with other public companies; (c) their ages at February 28, 2013; (d) the year they were first elected as a director; and (e) a description of positions and offices they hold with the Company or the Banks (other than as a director), as applicable. The table also sets forth the director’s particular experience, qualifications, attributes, or skills that, when considered in the aggregate, led the Board to conclude that the person should serve as a director of the Company.

Incumbent Directors with Terms Expiring in 2014

Frank E. Bertucci Director since 2000 Age 56

Frank E. Bertucci has been employed with F.E.B. Distributing Co., Inc., a regional beverage wholesaler since 1978 and has served as its President since 1990. Since 2001, Mr. Bertucci has served as Chief Executive Officer of Capital City Beverage, Jackson, Mississippi, a beverage distributorship that has been in business since 1941. He has served on the Audit Committee, Loan Oversight Committee and is currently the Chair of the Compensation Committee.

Mr. Bertucci is a director of the Mississippi Malt Beverage Association in Jackson, Mississippi and a director of Fullhouse Venture Company L.P. of Gulfport, Mississippi, a limited partnership engaged in the business of real estate holdings. Mr. Bertucci’s companies are present throughout Mississippi, including the two largest markets in the state, one of which is the Gulf Coast region. Mr. Bertucci has been active in the U. S. Special Olympics organization, as well as a number of other charitable organizations throughout the Mississippi Gulf Coast market. He is a member of the Gulf Coast Business Council. Mr. Bertucci has been involved in the banking industry since 1995, when he became an Advisory Director of Hancock Bank, bringing to it his lifelong knowledge of the Mississippi Gulf Coast and its economy.

Mr. Bertucci’s substantial business experience coupled with his involvement in the banking industry and with economic development projects provide him with extensive knowledge of our business, as well as an in-depth knowledge of the Mississippi market.

Carl J. Chaney Director since 2006 Age 51

Carl J. Chaney is President and Chief Executive Officer of Hancock Holding Company. He has served as our Chief Executive Officer since 2006 and as President since 2008. He served as Chief Financial Officer and Executive Vice President of the Company, Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana from 1998 to 2006. Prior to joining the Company, Mr. Chaney was a bank merger and acquisition and regulatory attorney representing banks throughout 13 states in the Southeast and Southwest.

Mr. Chaney serves on the Board of Directors of the Federal Reserve Bank of Atlanta, New Orleans Branch. He has served as a Director of Mississippi Power Company, Gulfport, Mississippi, since 2009, and is currently the Chairman of its Compensation Committee and a member of its Controls and Compliance Committee. He also serves on the Board of Directors of Avoca Inc. Mr. Chaney is Past Chairman of the Mississippi Banker’s Association; Treasurer and Director of the Mississippi Economic Council; and a Director of the Mississippi Partnership for Economic Development. He is a Director of the Gulf Coast Business Council; a Director of Gulf Coast Renaissance Corporation; a Board Member and former Chairman of the University of Mississippi Banking and Finance Advisory Council and currently serves on the Board of Directors of the Ole Miss Alumni Association. Mr. Chaney is a course coordinator and instructor at the Graduate School of Banking at LSU and an instructor at the Mississippi School of Banking and the Alabama Banking School. Mr. Chaney is a frequent speaker at national conferences and conventions regarding the banking industry.

Mr. Chaney’s significant banking and pertinent legal experience make him an asset to our Board. In addition, the business, leadership and management skills he has developed as our President and Chief Executive Officer give him a unique insight into our Company’s operations and challenges and make him a valued member of our Board.

Terence E. Hall Director since 2011 Age 67

Terence E. Hall has served as Chairman of the Board of Superior Energy Services, Inc. (Superior) since December 2010. He also served as Executive Chairman of Superior from May 2010 to December 2010 and as Chairman of the Board and Chief Executive Officer from 1995 to 2010. Mr. Hall also served as a director of Whitney Holding Corporation and Whitney National Bank from 2009 to 2011. Mr. Hall is a member of our Compensation Committee.

Energy related lending, especially lending to support service activities such as those engaged in by Superior, is a significant industry segment for our Company. Headquartered in Houston, Texas, Superior has facilities located in many of the same cities and towns in South Louisiana that host Whitney Bank’s locations. This, coupled with Mr. Hall’s tenure on the Whitney Holding Corporation Board during which he served on its Executive Committee, Nominating and Corporate Governance Committee, and Compensation and Human Resources Committee, has provided Mr. Hall with valuable insight into commercial and support service industry banking needs in many of our important markets.

Mr. Hall’s qualifications as a Company director include his law degree and decade of experience as a practicing attorney, as well as the insights he gained over several years as an entrepreneur and business manager prior to founding Superior in 1987. Mr. Hall’s substantial experience as an executive of a large public company engaged in the oil and gas industry, which plays a vital role in the economies of many of the Gulf South markets served by the Company, makes him an effective Company director.

Thomas H. Olinde Director since 2009 Age 57

Thomas H. Olinde has served as President of Olinde Hardware and Supply Co., Inc. since 1997 and is also a director of B. Olinde and Sons Co., Inc. Through these companies, Mr. Olinde operates and manages a network of retail furniture stores operating in most of the central and south Louisiana markets where Whitney has a presence. Previously Mr. Olinde worked as a credit manager gaining valuable experience in retail credit extension and collections. Mr. Olinde has been a director of Whitney Bank (formerly Hancock Bank of Louisiana) since 2006. Mr. Olinde is a member of our Audit and Compensation Committees.

Mr. Olinde is a past Chairman and President of the Furniture Marketing Group, the largest furniture buying group of independent furniture dealers in the country, and is a past board member of the National Home Furnishings Association, the nation’s largest organization devoted to home furnishings retailers. Additionally, Mr. Olinde is a former member of the Broyhill Furniture National Dealer Council and a past director of the National Coalition of Community and Justice. A leader in local business and civic organizations, Mr. Olinde currently serves as Vice-Chairman of the Board of our Lady of the Lake Elderly Housing, a member of the Volunteer Services Council of the Louisiana School for the Visually Impaired, and is a past Chairman and Director of the Better Business Bureau of Baton Rouge, a past president of the Baton Rouge Speech and Hearing Foundation and a recipient of the Volunteer Activist Award in the greater Baton Rouge area.

Mr. Olinde’s extensive community ties in markets served by the Company and his broad business experience make him an effective director of the Company.

John H. Pace Director since 2005 Age 82

John H. Pace served as President of Interstate Companies of Louisiana from 1964 until 1998. He has also served as Chairman of the Board, Whitney Bank (formerly Hancock Bank of Louisiana) since 2005.

During his tenure with the company, Interstate served all of Louisiana in sales of books and other publications to schools, hospitals, and offices. Mr. Pace also served as Director of Missco Corp. of Jackson, the holding company of Interstate Companies. Mr. Pace’s experience includes overseeing associated Missco companies in Arkansas, Alabama, Tennessee, Georgia, South Carolina and Florida, in addition to Louisiana. These states encompass several key markets of the Company. He served as director of the Council for a Better Louisiana for three years. He is an active Member of Young Presidents Organization and World Presidents Organization and was President of Louisiana YPO and served as Treasurer.

Mr. Pace’s years of experience managing a multi-state sales organization and his broad business experience in key markets served by the Company make him an effective director of the Company.

Incumbent Directors with Terms Expiring in 2015

John M. Hairston Director since 2006 Age 49

John M. Hairston was named Chief Executive Officer of the Company in 2006, then Chief Executive Officer and Chief Operating Officer in 2008. He served as Chief Operations Officer from 1994 to 2006 and as Executive Vice President of the Company, Hancock Bank and Hancock Bank of Louisiana from 1994 to 2006.

Mr. Hairston serves on the Board of Directors of the American Bankers Association and is on its Audit Committee. He is also Chairman of the Mississippi Gaming Commission, which industry is an integral part of the economy of the Gulf Coast region. He is past Chairman of the Mississippi Information Technology Services Board of Directors and currently is on the Board of the Mississippi State University Research & Technology Corporation. He also serves on the Board of Trustees of the Ohr-O’Keefe Museum of Art in Biloxi, Mississippi, and he is a Trustee of the National World War II Museum located in New Orleans, Louisiana.

Mr. Hairston’s significant banking experience makes him an asset to our Board. In addition, the business, leadership and management skills he has developed as our Chief Operating Officer and Chief Executive Officer, give him a unique insight into our Company’s operations and challenges, and make him a valued member of our Board.

James H. Horne Director since 2000 Age 61

James H. Horne has been co-owner and President of Handy Lock Self Storage Centers since 1993, and has been a real estate developer since 1979. He also manages several large, industrial warehouses. He has served on various Board committees, including the Audit Committee and as Chair of the Corporate Governance and Nominating Committee in 2012. He is also currently a member of our Corporate Governance and Nominating and Board Risk Committees.

Mr. Horne has been involved in the appraisal, management and development of real estate on the Mississippi Gulf Coast since 1974. He began his service on the Hancock Bank Board in 1995. He spent over 30 years as an MAI real estate appraiser on the Mississippi Gulf Coast, and he is a past president of the Mississippi Chapter of the Appraisal Institute. His extensive appraisal experience involved commercial and industrial properties, as well as timberlands, and has been sought and utilized by banks throughout the Gulf Coast market. In addition to his appraisal career, Mr. Horne also has experience in the real estate development business, having developed subdivisions and a chain of self-storage facilities on the Mississippi Gulf Coast and in the Mobile area (two important markets of the Company).

His substantial real estate investment experience and his extensive knowledge of the Mississippi Gulf Coast and its real estate market combine to make him an effective director of the Company.

Jerry L. Levens Director since 2009 Age 56

Jerry L. Levens has been a partner since 1992 at the regional CPA firm of Alexander, Van Loon, Sloan, Levens & Favre, PLLC, based on the Mississippi Gulf Coast, and is the partner in charge of all of the firm’s audit and assurance engagements. Prior to joining the Hancock Holding Company Board of Directors, he served as a director of Hancock Bank (Mississippi) from 2008 to 2009. He currently serves as Chair of the Board Risk Committee and as a member of the Audit Committee.

Mr. Levens has worked in the accounting field since 1978. He has substantial academic and professional credentials, including an undergraduate degree in accounting from the University of Mississippi, a Mississippi certified public accounting license, and is a certified fraud examiner. He is a member of the American Institute of Certified Public Accountants (AICPA) and was an elected member of its Governing Council representing the State of Mississippi CPAs, is a member and past president of the Mississippi Society of Certified Public Accountants (MSCPA), and was appointed by a former Governor to a five year term to the Mississippi State Board of Public Accountancy serving one year as its chairman. Mr. Levens is also a member of the National Association of Corporate Directors (NACD); on the Board of Directors of the Mississippi Gulf Coast Chamber of Commerce Foundation, Inc. where he serves as the current Chairman; on the Board of Directors of the Infinity Science Center, Inc. where he serves as the current Treasurer; Chairman of the Financial Council for the Catholic Diocese of Biloxi, Inc.; and Chairman of the Pastoral Council at St. Thomas the Apostle Catholic Church. At the University of Mississippi, Mr. Levens serves on the E. H. Patterson School of Accountancy Professional Advisory Council. He has received numerous awards and commendations for his professional, civic, and business activities.

Mr. Levens’ substantial experience in finance, accounting, auditing, and business has prepared him to serve on and make him a valuable asset to our Board.

R. King Milling Director since 2011 Age 72

R. King Milling was formerly the Vice Chairman of Whitney Holding Corporation and Whitney National Bank, from March 2007 to December 2008. He also served as a director of Whitney Holding Corporation and Whitney National Bank from 1978 to 2011, and he has been a director of Whitney Bank since 2011.

Mr. Milling was elected to the Whitney Holding Corporation Board in 1978 and served as President from 1984 to 2007 and as Vice Chairman from 2007 to 2008. He has substantial knowledge of all assets and liabilities held by Whitney Holding Corporation, now part of Hancock Holding Company, including its customers and the New Orleans, Houston, Mobile, Tampa and Pensacola markets. Prior to his election as President of Whitney Holding Corporation, Mr. Milling practiced law in New Orleans since 1965, thereby developing skills that serve him well as a director. His involvement in civic and governmental initiatives important to the Company’s markets is extensive; including those with a focus on Louisiana’s eroding coastline and exposure to disasters like hurricanes Katrina and Rita in 2005. A partial list of his current contributions includes service as Chairman, Governor’s Advisory Commission on Coastal Restoration and Conservation since 2002; Member, Coastal Protection and Restoration Authority; Chairman, America’s WETLAND Foundation; and as a director of the Louisiana Disaster Recovery Foundation, LSU Health Sciences Center Foundation since 1999 and the Trust for Coastal Stewardship.

His banking expertise and prominence in civic and governmental initiatives are important to the Company’s south Louisiana markets and combine to make Mr. Milling an effective director of the Company.

Christine L. Pickering Director since 2000 Age 52

Christine L. Pickering has been the owner of Christy Pickering, CPA since 1991. She has also served as a director of Mississippi Power Company since 2007. She has been an Advisory Director of Hancock Bank since 1995. She is Chair of the Corporate Governance and Nominating Committee and a member and former Chair of the Audit Committee.

Ms. Pickering has substantial financial and accounting expertise due to her experience as a licensed Certified Public Accountant for the past 26 years. She is a member of the American Institute of Certified Public Accountants. Ms. Pickering is a director of Mississippi Power Company, Gulfport, Mississippi, where she serves as its Chair of the Controls and Compliance Committee. She is a Board member and Audit Committee Chair of Gulf Coast Renaissance Corporation, and a Trustee of the Mississippi Institutions of Higher Learning.

Her wealth of financial and accounting expertise combined with her extensive knowledge of the Gulf Coast market make Ms. Pickering an effective director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock that are beneficially owned as of December 31, 2012 by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock. Where indicated, the information in the table is based on our review of filings with the SEC, and is determined under Rule 13d-1 of the Securities Exchange Act of 1934, as amended (the Exchange Act). Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,392,663 (1)	7.54%
Hancock Bank Trust Department One Hancock Plaza Gulfport, MS 39501	6,106,279 (2)	7.20%
State Street Corporation One Lincoln Street Boston, MA 02111	4,762,636 (3)	5.6%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,346,783 (4)	5.12%

(1)	Based on information dated as of December 31, 2012 contained in a Schedule 13G/A filed by BlackRock, Inc. (BlackRock) with the SEC on February 8, 2013. BlackRock reports that it has sole voting and sole dispositive power with respect to all shares of our common stock covered by its Schedule 13G/A. BlackRock has reported that the shares covered by the Schedule 13G/A are held in trust accounts for the benefit of the beneficiaries of those accounts and that, to BlackRock’s knowledge, no single beneficiary owns more than 5% of our total outstanding common shares.

(2)	Based on information contained in the Schedule 13G filed with the SEC on February 14, 2013 by Hancock Bank Trust Department as of December 31, 2012. The amount shown consists of shares held by the Trust Departments of Hancock Bank and Whitney Bank, as trustee for 129 fiduciary accounts. The Trust Department of Hancock Bank has sole voting rights with respect to 3,512,358 shares and shares voting rights with respect to 0 shares. It has the sole right to dispose of 3,016,432 shares and shares the right to dispose of 23,661 shares. No single account holds in excess of 5% of the total outstanding shares of the Company.

(3)	Based on information contained in the Schedule 13G filed with the SEC on February 11, 2013 by State Street Corporation (State Street) as of December 31, 2012. State Street and certain of its subsidiaries, as registered investment advisers, share voting power and dispositive power with respect to all reported shares.

(4)	Based on information contained in the Schedule 13G filed with the SEC on February 12, 2013 by The Vanguard Group (Vanguard) as of December 31, 2012. Vanguard has sole voting power with respect to 122,836 shares, sole dispositive power with respect to 119,173 shares and sole power to dispose of or to direct the disposition of 4,227,610 shares.

The following table shows the number of shares of our common stock beneficially owned as of February 15, 2013 by (i) our directors, (ii) our named executive officers, as defined below in the “Compensation Discussion and Analysis,” and (iii) all of our directors and executive officers as a group. The information in the table is based on our review of filings with the SEC and information provided by the individuals. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Directors	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class
Frank E. Bertucci (2)	8,604	*
Carl J. Chaney (3)	198,503	*
Richard B. Crowell (4)	193,334	*
James B. Estabrook, Jr. (5)	37,109	*
Hardy B. Fowler (6)	10,893	*
John M. Hairston (7)	179,287	*
Terence E. Hall	46,951	*
Randall W. Hanna (8)	6,964	*
James H. Horne (9)	66,891	*
Jerry L. Levens (10)	10,872	*
R. King Milling	116,291	*
Eric J. Nickelsen (11)	78,885	*
Thomas H. Olinde (12)	12,065	*
John H. Pace (13)	10,740	*
Christine L. Pickering (14)	8,248	*
Robert W. Roseberry (15)	130,987	*
Anthony J. Topazi (16)	9,439	*

Named Executive Officers
Michael M. Achary (17)	55,868	*
Richard T. Hill (18)	78,559	*
D. Shane Loper (19)	68,019	*
Clifton J. Saik (20)	99,846	*
Directors and executive officers as a group (21) (27 persons)	1,702,566	1.94%
* Less than 1% of the outstanding common stock.

(1)	Includes shares owned directly and indirectly. Except as otherwise noted and subject to applicable community property laws, each shareholder has sole investment and voting power with respect to such shares.

(2)	Includes 3,003 shares held for the account of Mr. Bertucci in the Company’s Dividend Reinvestment Plan and 1,063 shares held for the account of Mr. Bertucci’s spouse in the Company’s Dividend Reinvestment Plan.

(3)	Includes 18,700 shares held by Mr. Chaney’s spouse, 247 shares held jointly by Mr. Chaney and his spouse, 1,705 shares held for the benefit of Mr. Chaney’s children, 1,301 shares held for the account of Mr. Chaney in the Company’s Non-Qualified Deferred Compensation Plan, and 10,659 shares for the account of Mr. Chaney in the Company’s Dividend Reinvestment Plan. Also includes 54,000 shares issuable upon the exercise of options granted to him under the 1996 Long-Term Incentive Plan (1996 LTIP) and 29,598 restricted stock awards and 51,318 shares issuable upon the exercise of options granted under the 2005 Long-Term Incentive Plan (2005 LTIP). Does not include 21,462 performance stock awards issued under the 2005 LTIP for which Mr. Chaney does not possess voting or investment power.

(4)

Includes 165,198 shares of stock held by a limited liability company over which Mr. Crowell has voting rights, 7,900 shares in Mr. Crowell’s family trusts, over which he has voting rights but for which he disclaims beneficial ownership, and 2,817 shares in family trusts of which Mr. Crowell’s wife is the trustee, but for which he disclaims beneficial ownership. Also includes 5,643 shares that may be received upon the exercise of options issued under a Whitney incentive plan prior to the merger that were converted pursuant to the merger agreement between the Company and Whitney Holding Corporation.

(5)	Includes 8,095 shares held for the account of Mr. Estabrook in the Company’s Non-Qualified Deferred Compensation Plan and 13,305 shares he owns jointly with his spouse.

(6)	Includes 1,030 shares held by Mr. Fowler’s wife, as to which he disclaims beneficial ownership.

(7)	Includes 373 shares held for the benefit of Mr. Hairston’s children and 5,365 shares held for the account of Mr. Hairston in the Company’s Non-Qualified Deferred Compensation Plan. Also includes 43,000 shares issuable upon the exercise of options granted under the 1996 LTIP and 26,563 restricted stock awards and 51,318 shares issuable upon the exercise of options granted under the 2005 LTIP. Does not include 21,462 performance stock awards and units issued under the 2005 LTIP for which Mr. Hairston does not possess voting or investment power.

(8)	Includes 350 shares held in Mr. Hanna’s 401(k) account, 3,122 shares held for the account of Mr. Hanna in the Company’s Non-Qualified Deferred Compensation Plan, and 35 shares held jointly with his spouse in the Company’s Dividend Reinvestment Plan.

(9)	Includes 1,641 shares held by Mr. Horne’s spouse in an IRA, 4,823 shares owned jointly by his spouse, 12,250 shares held for the account of Mr. Horne in the Company’s Non-Qualified Deferred Compensation Plan, 4,823 shares held jointly by Mr. Horne and his spouse in the Dividend Reinvestment Plan and 37,233 shares held by companies in which Mr. Horne holds a majority or partial interest. Mr. Horne’s share total also includes 8,333 shares of stock that are pledged as security for a loan.

(10)	Includes 6,270 shares held for the account of Mr. Levens in the Company’s Non-Qualified Deferred Compensation Plan and 89 shares held for the account of Mr. Levens in the Company’s Dividend Reinvestment Plan. Also includes 1,807 shares held jointly with his spouse in a family limited partnership.

(11)	Includes 3,344 shares held in a trust as to which Mr. Nickelsen has voting power. Also includes 11,286 shares that may be received upon exercise of options issued under a Whitney incentive plan prior to the merger that were converted pursuant to the merger agreement between the Company and Whitney Holding Corporation. Also includes 50,000 shares of stock that are pledged as security for a loan.

(12)	Includes 5,358 shares held for the account of Mr. Olinde in the Company’s Non-Qualified Deferred Compensation Plan and 761 shares held for the account of Mr. Olinde in the Company’s Dividend Reinvestment Plan.

(13)	Includes 3,016 shares held for the account of Mr. Pace in the Company’s Dividend Reinvestment Plan and 2,625 shares held for the account of Mr. Pace in the Company’s Non-Qualified Deferred Compensation Plan.

(14)	Includes 234 shares held by Ms. Pickering’s spouse in an IRA. Also includes 56 shares held for the account of Ms. Pickering in the Company’s Dividend Reinvestment Plan and 3,735 shares held for the account of Ms. Pickering in the Company’s Non-Qualified Deferred Compensation Plan.

(15)	Includes 14,776 shares held by Mr. Roseberry’s spouse. Also includes 19,313 shares held jointly with his spouse and 18,728 share held jointly with his children.

(16)	Includes 3,942 shares held jointly with Mr. Topazi’s spouse. Also includes 1,758 shares held for Mr. Topazi’s account in the Company’s Non-Qualified Deferred Compensation Plan and 619 shares held for Mr. Topazi’s account in the Company’s Dividend Reinvestment Plan.

(17)

Includes 3,482 shares held in an IRA, 1,442 shares held for the account of Mr. Achary in the Company’s Dividend Reinvestment Program and 6,014 shares held for the account of Mr. Achary in the Hancock 401(k) plan. Also includes 7,500 shares issuable upon the exercise of options granted under the 1996 LTIP and 11,874 restricted stock awards, and 19,958 shares issuable upon the exercise of options granted under the 2005 LTIP. Does not include 7,008 performance stock awards issued under the 2005 LTIP for which Mr. Achary does not possess voting or investment power.

(18)	Includes 10,000 shares held in an IRA, 659 shares held for the account of Mr. Hill in the Company’s Dividend Reinvestment Program, 1,005 shares held for the account of Mr. Hill in the Company’s Employee Stock Purchase Plan and 9,558 shares held in the Hancock 401(k) plan. Also includes 9,000 shares issuable upon the exercise of options granted under the 1996 LTIP and 10,818 restricted stock awards, and 18,801 shares issuable upon the exercise of options granted under the 2005 LTIP. Does not include 6,297 performance stock awards issued under the 2005 LTIP for which Mr. Hill does not possess voting or investment power.

(19)	Includes 124 shares held by Mr. Loper’s spouse in the Company’s Dividend Reinvestment Plan, 39 shares held by Mr. Loper’s spouse, 308 shares held for the account of Mr. Loper in the Company’s Employee Stock Purchase Plan, 1,653 shares held for the account of Mr. Loper in the Company’s Non-Qualified Deferred Compensation Plan, 3,651 shares held for the account of Mr. Loper in the Company’s Dividend Reinvestment Program, and 3,634 shares held in the Hancock 401(k) plan. Also includes 19,000 shares issuable upon the exercise of options granted under the 1996 LTIP and 11,874 restricted stock awards, and 19,958 shares issuable upon the exercise of options granted under the 2005 LTIP. Does not include 7,008 performance stock awards issued under the 2005 LTIP for which Mr. Loper does not possess voting or investment power.

(20)	Includes 1,430 shares held in an IRA, 4,998 shares held for the account of Mr. Saik in the Company’s Non-Qualified Deferred Compensation Plan and 9,524 shares held for the account of Mr. Saik in the Hancock 401(k) plan. It also includes 27,000 shares issuable upon the exercise of options granted under the 1996 LTIP and 10,468 restricted stock awards, and 18,713 shares issuable upon the exercise of options granted under the 2005 LTIP. Does not include 5,917 performance stock awards issued under the 2005 LTIP for which Mr. Saik does not possess voting or investment power.

(21)	Includes 30,307 shares held for the account of such persons in the Company’s Dividend Reinvestment Program, 65,194 shares held for the account of such persons in the Hancock 401(k) plan, 59,978 shares held in the Company’s Non-Qualified Deferred Compensation Plan, 185,040 shares issuable upon the exercise of options held by such persons granted under the 1996 LTIP and 174,162 restricted stock awards, and 221,502 shares issuable upon the exercise of options granted under the 2005 LTIP. Also includes 49,707 shares that may be received upon exercise of options issued under a Whitney incentive plan prior to the merger that were converted pursuant to the merger agreement between the Company and Whitney Holding Corporation. Does not include 91,093 performance stock awards issued under the 2005 LTIP for which such persons do not possess voting or investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership of the Company’s common stock, as well as reports of changes in ownership with the SEC. Based solely on a review of Forms 3, 4 and 5, any amendments to those Forms, and written representations from executive officers and directors to the Company, all required filings by such persons were made timely during 2012.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

The Company’s Board held 10 meetings in 2012. The Board currently consists of 17 directors. In February 2013, the Board decided to reduce the size of the Board to 16 directors effective as of the annual meeting, as Mr. Crowell, whose term expires at the annual meeting, will not be standing for re-election. The Company’s Board has the power to expand or reduce its size at any time, subject to the requirement in our Articles of Incorporation that the Company have a minimum of nine directors.

The Board currently has two employee directors. The Board has determined that all non-employee directors – Frank E. Bertucci, Richard B. Crowell, James B. Estabrook, Jr., Hardy B. Fowler, Terence E. Hall, Randall W. Hanna, James H. Horne, Jerry L. Levens, R. King Milling, Eric J. Nickelsen, Thomas H.

Olinde, John H. Pace, Christine L. Pickering, Robert W. Roseberry and Anthony J. Topazi – are independent under the applicable rules of The NASDAQ Stock Market, LLC (“NASDAQ”), on which our common stock trades. In addition, the Board has determined that Mr. Bankston, who served as a director until the 2012 annual meeting and Mr. Descant, who served as a director until his death in March 2012, were independent under the applicable rules of NASDAQ.

During 2012, the Company’s independent directors continued their longstanding practice of convening executive sessions after regular board meetings as they deemed necessary, and had eight such sessions during 2012. Neither Mr. Chaney, Mr. Hairston, nor any other Company employees were present during these executive sessions.

During 2012, each of the directors attended at least 75% of the aggregate number of meetings of the Board and the Committees of the Board on which he or she served. The Board has adopted Corporate Governance Guidelines that include the expectation that its directors attend each annual meeting. All but two of our directors attended the Company’s 2012 annual meeting.

Board Leadership Structure

The Board solicits input and nominations from its members and elects one of its members as Chairman. The Chairman or the President presides over each Board meeting and performs such other duties as may be incident to the office. Although the bylaws and Corporate Governance Guidelines provide the Board with the flexibility to appoint one individual to serve as both Chief Executive Officer and Chairman of the Board, it is the current policy of the Board to separate these offices. We believe that this separation allows the Chairman to maintain an independent role in management oversight.

Board Committees

There are four standing committees of the Board of Directors: Audit, Compensation, Corporate Governance and Nominating, and Board Risk. The Board and each committee has the authority to consult with and retain independent legal, financial or other outside advisors, as each deems necessary and appropriate, without seeking approval of management.

The current members of each Board committee are identified in the following table, which also indicates the number of meetings each committee held in fiscal 2012.

Name (1)	Audit	Compensation	Corporate Governance and Nominating	Board Risk
Frank E. Bertucci		X*
Carl J. Chaney
Richard B. Crowell (2)				X
Don P. Descant		X
James B. Estabrook, Jr. †				X
Hardy B. Fowler (3)	X		X
John M. Hairston
Terence E. Hall		X
Randall W. Hanna
James H. Horne			X*	X
Jerry L. Levens	X			X*
R. King Milling
Eric J. Nickelsen				X
Thomas H. Olinde	X	X
John H. Pace
Christine L. Pickering (4)	X*		X
Robert W. Roseberry				X
Anthony J. Topazi		X
Number of Meetings in 2012	13	7	3	4

†	Chairman of the Board
*	Committee Chair in 2012

(1)	Mr. Descant served as a member of the Compensation Committee until his death in March 2012.
(2)	Mr. Crowell’s term expires at the 2013 annual meeting and he will retire from the Board of Directors at that time.
(3)	Mr. Fowler was appointed Chair of the Audit Committee in January 2013.
(4)	Ms. Pickering was appointed Chair of the Corporate Governance and Nominating Committee in January 2013.

Audit Committee

The Audit Committee is currently comprised of Messrs. Fowler (Chair), Levens and Olinde and Ms. Pickering (Vice Chair). Ms. Pickering served as Chair until January 2013, when Mr. Fowler was appointed. The Board has determined that Ms. Pickering and Messrs. Levens, Olinde and Fowler each meet the additional independence criteria of the SEC and NASDAQ for service on the Audit Committee. Although other members of the Audit Committee may qualify as “audit committee financial experts” as defined in applicable SEC regulations, the Board has designated Mr. Fowler, a CPA, as its “Audit Committee financial expert.”

The Audit Committee is governed by a written charter, a copy of which is on the Company’s website under Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308. Information regarding the functions of the Audit Committee is set forth in the “Audit Committee Report,” included on page 52 of this proxy statement.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Bertucci, (Chair), Hall, Olinde, and Topazi. The Board has determined that the Compensation Committee members each meet the NASDAQ, SEC and Internal Revenue Code’s additional independence criteria for service on the Compensation Committee.

The primary purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to the compensation of the Company’s Chief Executive Officers, other officers of the Company and its subsidiaries having the rank of Executive Vice President or higher and who report directly to the Chief Executive Officers and any other executive officer covered by Section 16 of the Exchange Act. The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Compensation Committee also oversees the preparation of and approves the annual report on executive compensation and the narrative disclosure of the Company’s risk management compensation for inclusion in the Company’s proxy statement. The Compensation Committee’s Charter appears on the Company’s website under Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308. The Charter further outlines the Compensation Committee’s responsibilities and duties.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the Corporate Governance Committee) is currently comprised of Ms. Pickering (Chair) and Messrs. Fowler and Horne. Mr. Horne served as Chair until January 2013, when Ms. Pickering was appointed. The Board has determined that Ms. Pickering and Messrs. Fowler and Horne are each independent under applicable NASDAQ rules. The Corporate Governance Committee oversees a broad range of issues surrounding the composition and operation of the Board of the Company and its committees. The Corporate Governance Committee’s Charter is available on the Company’s website under Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308.

Director Qualifications, Qualities, and Skills.  The Corporate Governance Committee has adopted criteria that it uses when it selects individuals to be nominated for election to the Board. First, a prospective candidate must meet any eligibility and qualification requirements set forth in any Company, Board or Committee governing documents.

In addition, the Corporate Governance Committee believes that directors must demonstrate a variety of personal traits, leadership qualities, and individual competencies. The Corporate Governance Committee considers the following criteria in evaluating nominees: integrity, honesty and reputation; financial, regulatory and business experience; familiarity with and participation in one or more communities served by the Banks; dedication to the Company and its shareholders; and independence. For individuals considered for Board leadership roles, the following skill sets are also required: communications skills, facilitation skills, crisis management skills, and relationship building and networking skills.

Diversity Considerations. The Corporate Governance Guidelines do not specifically define diversity. The Corporate Governance Committee believes that the Board should have directors from diverse backgrounds and with a diversified set of business skills and experience. In practice, the Corporate Governance Committee has viewed diversity as the collective range of experiences, skills, talents, perspectives, and cultures that all nominees would bring to the Board. Moreover, the Corporate Governance Committee has focused on whether nominees, as a group, will reflect the diverse geographic regions and lines of business of the Gulf Coast markets and customers we serve.

Consideration of Candidates Nominated by Shareholders. Nominations for election to the Board, other than those made by or at the direction of the Board, may be made by a shareholder by delivering written notice to the Corporate Secretary not less than 50 nor more than 90 days prior to the meeting at which directors are to be elected, provided that the Company has mailed the first notice of the meeting at least 60 days prior to the meeting date. If the Company has not given such notice, shareholder nominations must be submitted within 10 days following the earlier of: (i) the date that notice of the date of the meeting was first mailed to the shareholders, or (ii) the date on which public disclosure of such date was made.

The shareholder’s notice must set forth as to each nominee: (i) the name, age, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee; (iii) the class and number of shares of the Company’s common stock that are beneficially owned by such nominee; and (iv) any other information relating to such nominee as may be required under federal securities laws to be disclosed in solicitations of proxies for the election of directors. The shareholder’s notice must also set forth as to the shareholder giving notice: (i) the name and address of such shareholder and (ii) the class and amount of such shareholder’s beneficial ownership of the Company’s capital stock.

If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder’s nomination should not be brought before the meeting and that such nominee shall not be eligible for election as director of the Company.

It is the Corporate Governance Committee’s policy to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board. The Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Corporate Governance Committee does not perceive a need to increase the size of the Board. The Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be followed by Shareholders.  To submit a recommendation of a director candidate to the Corporate Governance Committee, in addition to the information set forth above, a shareholder should submit the following information in writing to Ms. Joy Lambert Phillips, Corporate Secretary, One Hancock Plaza, 2510 14th Street, Suite 610, Gulfport, MS 39501:

•	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;

•	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serve as a director if elected;

•	As to the shareholder making the recommendation, the name and address, as they appear on the Company’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s common stock, the shareholder should submit his name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

•	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Board Risk Committee

The Board Risk Committee is comprised of independent Company directors Messrs. Levens (Chair), Crowell, Estabrook, Horne, Nickelsen and Roseberry, as well as Hancock Bank directors Gordon L. Redd, Jr. and C. Richard Wilkins. The Board Risk Committee reviews the Company’s processes for identifying, assessing, monitoring, and managing credit risk, liquidity risk, market risk, operational risk, reputational risk and strategic risk. The Board Risk Committee assesses the operational processes associated with the Company’s potential risk related to business recovery, compliance, corporate insurance, and legal. The Board Risk Committee may solicit and receive information from other committees as appropriate to fulfill its enterprise-wide risk management oversight function. The Board Risk Committee acts pursuant to a written Charter, a copy of which is available on the Company’s website under the Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308.

Board’s Role in Risk Oversight.  The Board recognizes that risk management is an enterprise-wide responsibility. The Board oversees the Company’s corporate risk governance processes through its committees. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports from the appropriate risk supervisor within the Company to enable it to understand the risk identification, risk management, and risk mitigation procedures. The Risk Management Committee assists the Board in the assessment and management of the Company’s policies, procedures and practices relating to credit risk, liquidity risk, market risk, operational risk, reputational risk and strategic risk. The Audit Committee reviews the Company’s control systems to manage and monitor financial risk with management and internal audit. The Compensation Committee evaluates and manages any risks posed by compensation programs. In addition, the Board and executive management have appointed a Chief Risk Officer, who is a member of executive management, to support the risk oversight responsibilities of the Board and its committees and to involve management in risk management by establishing committees comprised of management personnel who are assigned responsibility for oversight of certain operational risks. The Chief Risk Officer reports to the Board each quarter on the Company’s enterprise-wide risk management system.

COMPENSATION OF DIRECTORS

Cash Compensation

The Company pays its non-employee directors with the exception of the Board Chairman, annual retainer fees of $30,000. The Company pays additional annual retainers to committee chairs as follows: Audit Committee, $10,000; Compensation Committee, $7,500; Board Risk Committee, $7,500; Credit Risk Management Subcommittee, $5,000; and Corporate Governance Committee, $5,000. Any director chairing multiple committees will only be paid the higher committee chair retainer. The Board Chairman receives an annual retainer of $50,000. The Company pays an Audit Disclosure annual retainer of $1,200 to an Audit Committee director for additional review of quarterly filings. The Company pays non-employee directors a fee of $1,750 per Board meeting attended. Directors serving on any committees are paid meeting fees of $1,000 for each committee meeting attended. Each of the Company’s bank subsidiaries maintains its own operating board of directors. In addition, as part of our community outreach efforts we maintain “market boards” in many of our market areas. Leading members of the community are asked to serve on these market boards together with management. Market board members provide management with insight into trends and opportunities in our key markets and support and promote the banks in the communities served. We may request that our Company directors also serve on a bank board or a market board. Non-employee Company directors serving on our bank boards receive meeting fees of $1,000 for each bank board meeting attended, except that they do not receive any additional fee for attending any bank board meeting held jointly with a Company Board meeting. Non-employee Company directors serving on our market boards do not receive any additional fees for such service.

Each non-employee director may elect to receive payment in the form of cash or up to $5,000 in Company common stock per quarter with the remainder paid in cash or they may elect to defer compensation.

Equity Compensation

All non-employee directors receive an equity grant retainer valued at $30,000, which is paid in January. The number of shares delivered is based on the closing price of our common stock on the date prior to the award, rounded to the nearest whole share.

Director Referral Program

From time to time, the Company will initiate business referral programs for its non-employee directors, with the exception of Audit Committee members. In 2011, the Company offered a voluntary referral program to eligible directors, allowing them to earn points for new business referred to the Company. Under the program, at year-end, the points are tallied and $1.00 is credited to participating directors for every point earned. The credits are then converted into Company common stock based on the closing stock price at year end and the stock is granted in April of the following year. This referral program was discontinued for Company and bank board directors effective January 1, 2013.

Director Stock Ownership Guidelines

We recently modified the requirements for director stock ownership. Directors must own either 5,000 shares of Company common stock or stock worth five times their annual cash retainer. Each director has until June 16, 2016 or five years from the date of their election to the Board, whichever is later, to satisfy the stock ownership expectation. The valuation will be based on the closing price on the last trading day of the preceding calendar year. In addition, if a director does not reach his or her guideline at the end of the applicable period, the director must hold one-half of any shares acquired from the Company until the guideline is met. The minimum share guidelines will be reviewed at least once every five years to account for significant fee structure changes. Currently all of our directors meet the ownership guidelines.

2012 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation	Total
Alton G. Bankston	$13,250	$30,475	$1,000 (3)	$44,725
Frank E. Bertucci	46,375	30,475	-	76,850
Richard B. Crowell	40,500	30,475	-	70,975
Don P. Descant	15,250	30,475	-	45,725
James B. Estabrook, Jr.	57,500	31,676 (2)	-	89,176
Hardy B. Fowler	47,800	30,475	-	78,275
Terence E. Hall	37,000	30,475	-	67,475
Randall W. Hanna	37,500	30,475	-	67,975
James H. Horne	50,250	30,475	-	80,725
Jerry L. Levens	55,325	30,475	-	85,800
R. King Milling (4)	39,500	30,475	-	69,975
Eric J. Nickelsen	42,500	30,475	-	72,975
Thomas H. Olinde (4)	42,550	30,475	-	73,025
John H. Pace (4)	38,500	30,475	-	68,975
Christine L. Pickering	56,300	30,475	-	86,775
Robert W. Roseberry	38,750	30,475	-	69,225
Anthony J. Topazi	40,500	30,475	-	70,975

(1)	Reflects the grant date fair value of treasury shares of common stock granted to all non-employee directors as of January 25, 2012. On that date, each director received 879 shares.

(2)	Reflects the grant date fair value of 35 shares of common stock granted to Mr. Estabrook as of April 10, 2012 for the 2011 Director Referral Program.

(3)	Once Mr. Bankston ceased to be a Company director, he began receiving fees for serving on the market board.

(4)	These directors also serve on the Whitney Bank board of directors.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During 2012, the members of our Compensation Committee were Messrs. Bertucci, Hall, Olinde, and Topazi. None of the members of our Compensation Committee has been an officer or employee of our Company or any of our subsidiaries. In addition, in the last fiscal year, no executive officer of our Company served as a director or member of the compensation committee (or its equivalent) of the board of directors of another entity whose executive officer(s) served on our Board or our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during our 2012 fiscal year to individuals who served as our Chief Executive Officers or Chief Financial Officer during the year, and to our three other most highly-compensated executive officers (our Named Executive Officers or NEOs). Our fiscal 2012 NEOs are:

Carl J. Chaney, President and CEO

John M. Hairston, CEO and Chief Operating Officer

Michael M. Achary, Chief Financial Officer

Richard T. Hill, Chief Retail Banking Officer

D. Shane Loper, Chief Risk Officer

Clifton J. Saik, Chief Wealth Management Officer

Later in this proxy statement under the heading, “Executive Compensation,” we have included tables containing specific information about the compensation earned by or paid in 2012 to our NEOs. The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

Having grown in prior years primarily through internal expansion and through acquisitions, in 2012 Hancock Holding Company accomplished an extraordinary year of positive change, innovative progress, and expanded opportunity in new markets and with new customers. On June 4, 2011, the Company acquired all of the outstanding common stock of Whitney Holding Corporation, a bank holding company based in New Orleans, Louisiana, in a stock and cash transaction (the Merger). The Company’s more than 4,300 associates devoted much of 2012 to finishing work begun in 2011 to combine Hancock and Whitney, successfully completing a milestone core systems integration in early spring and achieving the cost-savings targets announced at the time of the Merger.

The Company currently has approximately $19.5 billion in assets and is the parent company of two wholly-owned bank subsidiaries, Hancock Bank, headquartered in Gulfport, Mississippi, and Whitney Bank, headquartered in New Orleans, Louisiana. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2012.

Overview of Fiscal 2012

As further discussed below, certain of the Company’s incentive compensation elements are based on goals measured by the financial performance of the Company, including growth in operating income, deposits and loans. During 2012, the Company’s performance resulted in a composite percent achievement of 86.49% of these performance goals. The Company’s financial and operational accomplishments for fiscal 2012 include the following highlights:

•	An increase in net income of $75 million, or 98%, from 2011 (attributable in large part to a full year of earnings contribution from Whitney Bank in 2012 following the mid-year 2011 Merger)
•	An increase in total loans of $401 million for the 12-months ending December 31, 2012
•	An increase in total equity of $86 million from December 31, 2011 to December 31, 2012
•	Total risk-based capital ratio at December 31, 2012 of 14.28% compared to 13.59% at December 31, 2011

Executive Compensation Program Highlights

As further discussed below, our executive compensation program is designed to ensure an appropriate linkage between executive pay, Company performance, and return on shareholder investment. Some highlights of our compensation program include:

•

A High Percentage of Executive Compensation is Performance-Based.  More than half of our Chief Executive Officers’ total direct compensation (base salary, paid annual incentive, and long-term incentive awards, using grant date value) and 40-50% of the total direct compensation of all our NEOs is performance-based, meaning that it must be earned on the basis of corporate and individual performance goals (in the case of annual incentive award opportunity) or its future value, if any, is contingent upon the future performance of the Company’s common stock (in the case of our performance stock awards).

•	Modest Perquisites. We generally provide modest perquisites to our executives, consistent with our goal of aligning our executive’s interest with the interests of our shareholders.

•	Our Executives Are Subject to Stock Ownership Guidelines. Executives are required to comply with our executive stock ownership guidelines.

•

Trading Restrictions.  The Company’s Insider Trading Policy prohibits our executive officers from trading in any interest or position relating to the future price of Company securities such as a put, call or short sale.

During 2012 and early 2013, the Compensation Committee worked with its consultant, Pearl Meyer & Partners, LLC (Pearl Meyer), to evaluate our executive compensation program. As a result of this evaluation and Pearl Meyer’s recommendations, as well as feedback received from our investors, the Compensation Committee approved the following key revisions to our executive compensation program:

•

Elimination of Excise Tax Gross-Up Provisions.  On February 8, 2013 our NEOs and certain other executives signed new change in control agreements. These new agreements eliminated the excise tax gross-up provisions and modified single trigger provisions included in our prior executive change in control agreement, instead providing for a “best of net” approach to address any excise tax payments triggered by a change in control. (See “Elements of Our Compensation Program – Use of Employment Contracts and Change in Control Agreements” herein.)

•

Adoption of Clawback Policy.  We adopted a clawback policy that empowers the Board to recover a bonus or other incentive compensation paid to any NEO or executive officer in appropriate circumstances where there has been a material restatement of the Company’s financial statements.

•

Revision to Equity Mix in Long-Term Incentive Program.  The Compensation Committee compared the equity mix of the Company’s equity grants against both the compensation peer group and the relative TSR peer group. Based on this analysis and discussions with Pearl Meyer, the Compensation Committee modified the equity mix for the 2012 grant to discontinue the issuance of stock options and to issue only service vested restricted stock and performance shares, with a greater proportion of the award granted in performance shares. The CEOs each received 70% of their equity grant in performance shares, with the remaining NEOs receiving 60% of their equity grant in performance shares. The Company feels that weighting the equity grants more toward performance shares provides better alignment of the executives’ compensation with our shareholders’ interest.

•

Increase in Executive Stock Ownership Requirements.  We adopted stock ownership guidelines in 2009 for our executives. We recently increased these requirements for our Chief Executive Officers (from stock worth 3x base salary to either 90,000 shares or stock worth 5x base salary) and for our other executive officers (from stock worth 2x base salary to either 30,000 shares or stock worth 3x base salary). The valuation will be based on the closing price on the last trading day of the preceding calendar year. Given the increased ownership levels, the executives have been given until June 16, 2016 or five years from the date of their designation as an executive officer, whichever is later, to satisfy the requirements. In addition, if an executive does not reach his or her guideline at the end of the applicable period, the executive must hold one-half of any shares acquired from the Company (net of any tax withholdings) until the guideline is met.

Objective of the Company’s Compensation Program

Our compensation program is designed to achieve the following objectives:

•	drive performance relative to the Company’s financial goals, balancing short-term and intermediate operational objectives with long-term strategic goals;
•	align executives’ long-term interests with those of our shareholders;
•	provide increased compensation opportunities for exceptional individual performance, which can result in differentiated compensation among executives who are otherwise of comparable rank; and
•	place at risk a significant portion of total compensation, making it contingent on Company performance but consistent with our risk management policies.

Role of the Compensation Committee

The Compensation Committee assists our Board in setting the compensation of our executive officers. The Compensation Committee is responsible for annually assessing the performance of our NEOs and for determining both their annual salary and incentive (short and long-term) compensation opportunities. Each of the four members of our Compensation Committee is independent as that term is defined under NASDAQ listing standards. The Compensation Committee from time to time retains independent executive compensation consultants to assist in evaluating the compensation practices at the Company and to provide advice and ongoing recommendations regarding executive compensation consistent with our business goals and pay philosophy.

In 2011, the Compensation Committee engaged Pearl Meyer to provide executive compensation consulting services, and Pearl Meyer continued to provide this service to the Committee in 2012. The scope of Pearl Meyer’s executive compensation consulting assignments included a comparison of our current levels of base salary, annual cash incentive opportunity and equity-based compensation to those paid by the banks in the Peer Bank Group (listed below). Pearl Meyer performed services solely on behalf of the Compensation Committee and has no other relationship with the Company or its management. The Compensation Committee has assessed the independence of Pearl Meyer and concluded that Pearl Meyer’s work did not raise any conflicts of interest. The Compensation Committee utilized data developed by Pearl Meyer in its determination of whether each element of the executives’ compensation package was competitive with the market and to determine whether any adjustments were appropriate. This information was also used to establish the value of long-term incentives granted to the NEOs.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee works closely with the Chief Human Resources Officer and other members of the Company’s human resources team, who provide administrative support to the Compensation Committee, as requested. Occasionally, executives may attend a Compensation Committee meeting to discuss Company and individual performance or to provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.

For each executive officer other than the Chief Executive Officers, the Chief Executive Officers make recommendations to the Compensation Committee regarding compensation. The Compensation Committee reviews recommendations made by our Chief Executive Officers and information from the Pearl Meyer executive compensation review. Its decisions are based on a variety of factors, including short and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance and competitive market data. The Chief Executive Officers are excused from the meeting before decisions are made.

Role of Compensation Consultant and Review of Market Data

The Compensation Committee reviews and analyzes market data by Pearl Meyer to ensure that our executive officer compensation is competitive. We compare compensation paid to our executive officers with compensation paid to executive officers in similar positions at other banks and bank holding companies of comparable size (the Peer Bank Group), and we use the market information to test the reasonableness of the compensation decisions we make. The Peer Bank Group was selected in 2011, factoring in the effects of the Merger on our size and operations, and is comprised of banks and bank holding companies with total assets ranging from $12.7 billion to $41.7 billion. The median total assets for the Peer Bank Group was $18.5 billion, which positioned Hancock at the 57th percentile. Hancock’s Peer Bank Group consists of the following 23 banks or bank holding companies:

COMPANY NAME, HEADQUARTERS’ STATE	TICKER
Associated Banc-Corp, WI	ASBC
Astoria Financial Corporation, NY	AF
BancorpSouth, Inc., MS	BXS
Bank of Hawaii Corporation, HI	BOH
BOK Financial Corporation, OK	BOKF
City National Corporation, CA	CYN
Commerce Bancshares, Inc., MO	CBSH
Cullen/Frost Bankers, Inc., TX	CFR
East West Bancorp, Inc., CA	EWBC
First Citizens Bancshares, Inc., NC	FCNCA
First Horizon National Corporation, TN	FHN
First Niagara Financial Group, NY	FNFG
FirstMerit Corporation, OH	FMER
Fulton Financial Corporation, PA	FULT
New York Community Bancorp, Inc., NY	NYB
People’s United Financial, Inc., CT	PBCT
Susquehanna Bancshares, Inc., PA	SUSQ
SVB Financial Group, CA	SIVB
Synovus Financial Corporation, GA	SNV
TCF Financial Corporation, MN	TCB
Valley National Bancorp, NJ	VLY
Webster Financial Corporation, CT	WBS
Wintrust Financial Corporation, IL	WTFC

How We Determine and Assess Executive Compensation

We believe that the total compensation package available to our executives should be fair, balanced and competitive; it should provide enhanced levels of financial reward based on the executive achieving a higher level of performance; and it should recognize and reward both short- and long-term performance. After careful consideration and analysis of market survey data provided by our executive compensation consultant, we set our executive officer compensation at levels we believe to be competitive within the Peer Bank Group. While the Compensation Committee considers many factors in setting executive compensation, generally the Compensation Committee strives to achieve a market position for an executive’s total compensation at approximately the upper quartile of the Peer Bank Group assuming the Company’s performance is consistent with that group.

Consideration of Say-on-Pay Proposal Results

At our 2011 annual meeting, we held our first non-binding shareholder advisory vote on executive compensation (say-on-pay). Our shareholders overwhelmingly approved our fiscal 2010 executive compensation, with more than 95% of voting shareholders casting their vote in favor of the say-on-pay resolution. While many of the significant fiscal 2011 compensation decisions had already been made at the time of the vote, the Compensation Committee was mindful of the strong support our shareholders expressed for our compensation program when making executive compensation decisions in the latter half of 2011, including base salary adjustments and long-term incentive awards. At our 2012 annual meeting, shareholders once again approved our executive compensation program; however, support for the program had declined from the prior year, with 71% of our voting shareholders casting their vote in favor of the say-on-pay proposal. The Compensation Committee considered this reduced level of shareholder support when evaluating Pearl Meyer’s report and recommendations, and took action to address those areas that it perceived to be of primary concern to our shareholders. Specifically, and as discussed in more detail in other parts of this CD&A, the Compensation Committee:

•	Eliminated excise tax gross-up provisions in our NEO change in control agreements;
•	Adopted a clawback policy;
•

Increased our executive stock ownership guidelines, including adding a holding requirement on a portion of the equity received from the Company if the guidelines have not been met within the prescribed timeframe; and

•	Revised the mix of equity granted under our long-term incentive program to weight it more heavily to performance-based awards.

The Compensation Committee will continue to consider our shareholders’ views when making executive compensation decisions in the future.

Elements of Our Compensation Program

In 2012, our executive officer compensation program consisted of the following elements: base salary, annual cash incentives, long-term equity incentives, retirement benefits, severance protections and other benefits, including modest perquisites.

Base Salary

We provide base salaries to our executive officers as compensation for performing their day-to-day responsibilities. Base salaries are set based on a variety of factors, including competitive pay levels within the Peer Bank Group and our industry, internal pay alignment and equity, and an overall assessment of Company and individual performance. We rely substantially on industry and Peer Bank Group salary survey data produced by Pearl Meyer to determine if the base salaries of our executives are competitive in the marketplace and also evaluate the actual performance of each executive to determine if base salary increases are warranted. We generally target the median of base salaries for similar positions paid by companies in our Peer Bank Group when setting base salaries of the executive officers. The Compensation Committee may, however, set an executive’s salary above the Peer Bank Group median if it determines that specific circumstances justify a base salary at a higher level.

The Compensation Committee last adjusted the base salaries of our NEOs in June 2011, following completion of the Merger. The Compensation Committee did not adjust base salaries during 2012. On December 18, 2012, after reviewing the Peer Bank Group compensation study and deliberation by the Compensation Committee, the following increases in the base salary of each our NEOs was approved effective January 1, 2013:

NEO	Increase effective 2013	2013 Salary	Percentage Increase
Carl J. Chaney	$100,000	$707,000	16.5%
John M. Hairston	$100,000	$707,000	16.5%
Michael M. Achary	$45,000	$400,000	12.7%
Richard T. Hill	$35,000	$375,000	10.3%
D. Shane Loper	$45,000	$400,000	12.7%
Clifton J. Saik	$35,000	$375,000	10.3%

The Company’s compensation philosophy is that executives’ base salary should be within plus or minus 15% of the market 50th percentile of the Peer Bank Group. Over the last couple of years, the Company has experienced rapid growth and our NEOs’ base salary levels have lagged behind this target level. The approved increases for 2013 move our NEOs to this target.

Annual Cash Incentive

The Company uses annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. The 2012 Management Incentive Plan was designed to focus executive officers towards improving both corporate and individual performance. In furtherance of this goal, each of the two components, corporate and individual, is independently funded. The corporate component uses three key performance measurement metrics: operating income growth, average annual deposit growth, and average annual loan growth. Operating income is defined as our reported net income, adjusted to reflect the after-tax impact of merger-related costs and securities transactions during the year. The Compensation Committee may also approve additional adjustments as it deems appropriate. The individual component is determined based on a subjective assessment of the executives’ performance relative to certain pre-established goals, as described below. Further, the relative weighting of the corporate and individual components varies by executive, based on the level of corporate responsibility and the impact each executive’s position has on the corporate components.

Each NEO is eligible to receive a target percentage of his base salary under the plan. Target annual cash incentives for 2012 for our NEOs were: Messrs. Chaney and Hairston 80%, Messrs. Achary, Hill, Loper, and Saik 60%.

The performance goals and actual results for the 2012 Management Incentive Plan corporate component are set forth below:

Corporate Performance Goal	% of Corporate Component	2012 Target (Represents 100% Completion)	2012 Actual Results
Operating Income	60%	$202 million	$185.2 million
Average Annual Deposits	20%	$15.35 billion	$15.1 billion
Average Annual Loans	20%	$11.38 billion	$11.3 billion

To determine the final completion percentage of the corporate component, the Compensation Committee uses two assessment measures: 1) actual corporate performance against the set corporate performance goals, and 2) the Company’s performance against the regional and top quartile peer group’s performance. Based on the Company’s performance against the regional and top quartile group’s performance, the Compensation Committee has the discretion to increase or decrease the completion percentage of the corporate component.

For 2012, the Compensation Committee reviewed the actual corporate performance and the Company’s performance compared to regional and top quartile peers. The Compensation Committee reviewed the Company’s operating income for the year, and approved certain additional adjustments to reflect unanticipated non-recurring costs, including the repurchase of subordinated debt. Following its review, the Compensation Committee approved a corporate component percentage of 86.49% and did not exercise its discretion to increase or decrease the completion percentage. A reconciliation of the 2012 operating income metric of the corporate component, which is a non-GAAP financial measure, to reported net income for 2012 is as follows (in millions):

Year Ended December 31, 2012

Net Income	$151.7
Adjustments for the After-Tax Impact of:
Merger-Related Expenses	29.8
Securities Transactions (Gains) Losses	(1.0)
Subordinated Debt Early Redemption	3.5
Other Non-Core Items	1.2

Operating Income	$185.2

The individual goals in 2012 for each executive are: 1) leadership competency, 2) adherence to the Company’s core values, 3) participation in integration initiatives and support, 4) adherence and achievement of the Company/unit’s strategic plan, 5) adherence to regulatory requirements and internal controls. The individual goals are evaluated by the Compensation Committee and CEOs based on the performance of each executive in those areas.

For the year ended December 31, 2012, the following cash bonuses were awarded:

Named Executive Officer	Corporate Weighting	Corporate Completion	Corporate Component	Individual Weighting	Individual Completion	Individual Component	Total Cash Incentive
Carl J. Chaney	90%	86.49%	$377,996	10%	87.6%	$42,561	$420,557
John M. Hairston	90%	86.49%	$377,996	10%	87.6%	$42,561	$420,557
Michael M. Achary	85%	86.49%	$156,590	15%	92.0%	$29,406	$185,996
Richard T. Hill	70%	86.49%	$123,508	30%	90.2%	$55,215	$178,723
D. Shane Loper	85%	86.49%	$156,590	15%	92.3%	$29,504	$186,094
Clifton F. Saik	70%	86.49%	$123,508	30%	91.1%	$55,783	$179,291

Long-Term Incentives

The purpose of our long-term incentive program is to focus our executives on long-term Company goals, growth and creation of shareholder value. We further believe that equity ownership by our executive officers aligns executive interests with those of our shareholders. In the past, the Company used a combination of stock options, restricted stock and performance stock awards as the vehicles for our long-term incentive compensation. Beginning with the 2012 equity grant, the Company discontinued the use of stock options, using only restricted stock and performance stock awards as vehicles for our long-term incentive compensation, and delivered a greater percentage of the total award value to our NEOs in the form of performance awards. This increase in the proportionate value of the performance awards strengthens the alignment of the executive and shareholder interests, while the continued use of restricted stock provides a retention incentive for the executive.

The Compensation Committee sets the target value of the equity awards granted as a percentage of each executive’s base salary, with the target percentage based upon the executive’s position. For 2012, the target value for each NEO was: Messrs. Chaney and Hairston 120%, Messrs. Achary and Loper 75%, Mr. Hill 70% and Mr. Saik 65%. We believe using a percentage of base salary as the target provides us greater control and consistency relative to the value of equity awards we grant each year. For 2012, the CEOs received 70% of the total value awarded as performance share awards (PSA) and the remaining 30% of the total value awarded as restricted stock. The remaining NEOs received 60% of the total value awarded as PSAs and the remaining 40% of the total value awarded as restricted stock. The restricted stock is service vested restricted stock that cliff vests after five years. The PSAs are described below.

2011 PSA - The PSA granted as part of the 2011 long-term incentive program has a grant date in January 2012. The Company utilizes a three-year relative total shareholder return (TSR) performance metric for performance stock awards. We believe the relative TSR performance metric provides direct alignment of executive and shareholder interest. The payout level is determined based on relative rank among a 50 company peer group. If the Company’s performance is below the peer group’s 40th percentile, no award will be earned. Performance at the 90th percentile or higher against peers would result in a payout of 200% of target award. The PSA award approved in November 2011 had a January 2012 grant date, and is thus reflected on the “Summary Compensation Table” and “Grants of Plan-Based Awards Table” herein.

2012 PSA - The PSA award granted as part of the 2012 long-term incentive program was approved in October 2012, with a January 2013 grant date, and is thus not reflected on the “Summary Compensation Table” or “Grants of Plan-Based Awards Table” herein (although the award for each NEO is described below).

Our NEOs received the following long-term incentive awards for fiscal year 2012 (including PSAs granted in 2013):

Named Executive Officer	2012 Restricted Stock Awards	2012 Grant Date Value of RSA Awards	2012 Performance Stock Awards (granted Jan. 2013)	2012 Grant Date Value of PSA Awards	2012 Total Grant Date Value

Carl J. Chaney	7,358	$218,533	16,069	$509,869	$728,402
John M. Hairston	7,358	$218,533	16,069	$509,869	728,402
Michael M. Achary	3,586	$106,504	5,035	$159,761	266,265
Richard T. Hill	3,205	$95,189	4,500	$142,785	237,974
D. Shane Loper	3,586	$106,504	5,035	$159,761	266,264
Clifton J. Saik	2,976	$88,387	4,179	$132,600	220,987

Retirement Benefits

Retirement benefits also play an important role within our overall executive compensation strategy because by providing financial security at retirement, our executives are incentivized to remain long-term employees of our Company. We believe that our retirement program, including the benefits that are earned based on service, is comparable to programs offered by the companies in our Peer Bank Group. It continues to be an essential component in ensuring that our executive compensation program remains competitive.

During 2012, in addition to the Hancock 401(k) plan, which is available to all eligible employees, the Company maintained the following retirement and deferred compensation plans that are available to our Named Executive Officers:

•	Hancock Bank Pension Plan
•	Hancock Holding Company Non-Qualified Deferred Compensation Plan

These plans are described in more detail under “Executive Compensation – Pension Benefits” and “Executive Compensation - Non-Qualified Deferred Compensation” herein.

Perquisites and Other Benefits

We seek to maintain a cost conscious culture in connection with the benefits we provide to our executive officers, consistent with our objective to tie a significant portion of executive compensation to Company performance. Our NEOs receive modest perquisites, such as club memberships, free parking, and a Company provided vehicle. The Company also has a corporate aircraft that the NEOs may use periodically. As outlined in the Company’s Corporate Aviation Usage Policy, personal use of the aircraft is discouraged. However, any personal use of the aircraft, including a spouse flying to attend a business function, but not a formal part of the agenda, will trigger the calculation of imputed income according to IRS guidelines. In situations where a spouse is required to attend an event and is not a formal part of the agenda as outlined in the Internal Revenue Code, the Company will pay to the NEO a grossed-up amount equal to the tax on the imputed income incurred by the NEO’s spouse. We also provide our executive officers long-term disability insurance coverage that provides tax-free benefits. We believe the perquisites provided to our NEOs are reasonable in light of industry practices and perquisites available to executive officers of the companies in our Peer Bank Group. We review the perquisites provided to our executive officers periodically to ensure that our benefits are consistent with our overall compensation objective of providing competitive compensation to our executive officers.

Use of Employment Contracts and Change in Control Agreements

The Company does not have employment contracts with the NEOs. However, each NEO has a change in control agreement that protects the executive’s employment for a period of time following a change in control of the Company. The occurrence or potential occurrence of a change in control would create uncertainty regarding the continued employment of executive officers. By providing these change in control agreements, we believe the uncertainty is removed or reduced allowing the executive officers to continue to focus and serve the shareholders in the best interest of the Company.

Effective February 8, 2013, each NEO entered into a new change in control employment agreement. Each agreement, among other things, protects the executive’s employment for two years following a change in control of the Company. Under the agreements, if the executive’s employment is terminated by the Company without cause during the protected period following the change in control, then the executive is entitled to a severance payment equal to a multiple of between two and three times his base salary plus the average bonus paid to the executive for the three fiscal years preceding the termination, and continued medical coverage for between 24 and 36 months. The executive is also entitled to this severance payment if the executive resigns due to disability or because of a material change in his duties or his relocation during the protected period after notice and an opportunity to cure is provided to the Company. The new agreements eliminate a provision included in the prior change in control agreements that provided for a severance payment if the executive remained employed for a period of six months following the change in control and voluntarily terminated employment for any reason within the 30-day period immediately following the close of such six-month period; and in addition, eliminate a provision for payment to be made at the end of the protected period to each executive who remained employed throughout the entire protected period based on his average base salary and average bonus during the protected period. The new change in control agreements also eliminate the excise tax gross-up provision included in the prior change in control agreements, providing instead for a “best of net” approach to address any excise tax payments that may be triggered. Under these new agreements, the NEOs are responsible for any excise tax gross-up payments due. The change in control agreements have an initial term of three years and then automatically renew annually, unless either the Company or the executive elect to terminate the agreement no later than October 31st preceding the renewal date. The new agreements also bind the executives to certain non-solicitation, non-disparagement and confidentiality covenants. These new agreements are described in more detail under “Executive Compensation – Potential Payments Upon Termination or Change of Control” herein.

Tax and Accounting Considerations

The Compensation Committee considers the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. The grant-date fair value of share-based awards that are settled in stock, such as restricted stock and performance shares, is expensed over the service period or vesting period of the grant. Section 162(m) of the Internal Revenue Code, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by our shareholders. Options granted under our equity incentive plans have been structured to qualify as “performance-based compensation” and will be excluded in calculating the $1 million limit under Section 162(m). However, the Company has decided to retain the ability to pay compensation that is not eligible for such treatment under Section 162(m), and the remaining elements of our program do not qualify as performance-based compensation under Section 162(m) and are not deductible to the extent that they exceed the limit.

Stock Ownership Guidelines

We believe that the executive officers of our Company should maintain equity interests in the Company to ensure that they have a meaningful economic stake in the Company and that the interests of our executives and our shareholders are aligned. Effective January 1, 2009, we adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of Company common stock, depending upon the executive’s position. Shares held by the executive or the executive’s spouse, including, without limitation, shares held for the account of the executive in the Dividend Reinvestment Plan, a brokerage account, the Hancock 401(k) plan account, or the Company’s Non-Qualified Deferred Compensation Plan are deemed owned by the executive under the guidelines. We recently revised the guidelines to increase the ownership levels for our executive officers. Under the revised guidelines, each of our Chief Executive Officers is required to maintain ownership of either 90,000 shares of Company common stock or stock worth five (5) times his base salary. Each of our other executive officers is required to maintain ownership of either 30,000 shares of Company common stock or stock worth three (3) times his or her base salary. The valuation will be based on the closing price on the last trading day of the preceding calendar year. This is an increase from the prior requirement of stock ownership having a value of not less than three times base salary for our Chief Executive Officers and two times base salary for our other executive officers. Given the increased ownership levels, the executives were given until June 16, 2016 or five years from the date of their designation as an executive officer, whichever is later, to satisfy the requirements. In addition, if an executive officer does not reach his or her guideline at the end of the applicable period, the executive officer must hold one-half of any shares acquired from the Company (net of any tax withholdings) until the guideline is met.

Risk Assessment of Compensation Policies and Practices

In connection with the Compensation Committee’s evaluation and review of the Company’s policies and practices of compensating its associates, including executives and nonexecutive associates, as such policies and practices relate to risk management practices and risk-taking, the Compensation Committee has determined that its compensation plans and practices are not likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with executive management. Based on such review and discussion, on February 27, 2013, the Compensation Committee recommended to the Board of Directors that the 2012 CD&A be included in this proxy and in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Frank E. Bertucci (Chair)

Terence E. Hall

Thomas H. Olinde

Anthony J. Topazi

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compen- sation (5)	Total
Carl J. Chaney, President and CEO	2012 2011 2010	$607,000 560,846 432,073	- $100,000 -	$332,473 330,933 232,703	- $364,042 253,385	$420,557 668,470 258,194	$70,994 100,631 40,867	$337,243 324,298 249,064	$1,768,267 2,449,220 1,466,286
John M. Hairston, CEO and Chief Operating Officer	2012 2011 2010	607,000 560,846 432,073	- 100,000 -	332,473 (6) 330,933 (6) 232,703 (6)	- 364,042 253,385	420,557 668,470 258,194	83,455 124,121 48,008	305,184 288,093 228,177	1,748,669 2,436,505 1,452,540
Michael M. Achary, Chief Financial Officer	2012 2011 2010	355,000 326,385 252,750	- 55,000 -	148,161 121,008 85,244	- 133,068 92,811	185,997 285,992 85,996	76,635 93,029 39,297	175,268 167,251 97,617	941,061 1,181,733 653,715
Richard T. Hill, Chief Retail Officer	2012 2011 2010	340,000 315,077 251,942	- 40,000 -	132,433 109,290 79,548	- 118,947 86,624	178,723 258,806 82,063	88,074 117,826 51,399	186,384 173,853 106,114	925,614 1,133,799 657,690
D. Shane Loper, Chief Risk and Administrative Officer	2012 2011	355,000 326,385	- 55,000	148,161 121,008	- 133,068	186,095 285,992	112,995 122,979	125,846 118,260	928,097 1,162,692
Clifton J. Saik, Chief Wealth Management Officer	2012 2011 2010	340,000 318,769 274,539	- 40,000 -	122,956 103,867 81,406	- 110,450 88,401	179,291 262,126 90,271	89,839 125,920 60,883	160,146 152,459 141,327	892,232 1,113,590 736,827

(1)	This value represents payment for pre-Merger integration efforts related to the Merger.

(2)	Represents the grant date fair value of stock awards granted during the year, calculated in accordance with FASB Topic 718. Assumptions used in determining the fair values for the awards are set forth in Footnote 13 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Refer to Note 18 in the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for additional information on these awards.

With respect to awards subject to performance conditions, the amounts are reported at a value based on the probable outcome of the performance conditions for the year. For 2012, the values of the performance awards reflected above are based on a 100% probable outcome of the performance conditions. The grant date value of the 2012 awards, assuming achievement of the highest level of performance conditions would be: Mr. Chaney, $227,880; Mr. Hairston, $227,880; Mr. Achary, $83,313; Mr. Hill, $74,490; Mr. Loper, $83,313 and Mr. Saik $69,138. For 2011, the values reflected above for the probable outcome of the performance conditions are based on the same value as achievement of the highest level of performance. For 2010, the values of the performance awards reflected above are based on a 75% probable outcome of the performance conditions. The grant date value of the 2010 awards, assuming achievement of the highest level of performance conditions is: Mr. Chaney, $73,788; Mr. Hairston, $73,788; Mr. Achary, $27,016; Mr. Hill, $25,212; Mr. Loper, $27,016 and Mr. Saik $26,028.

(3)	Represents the grant date fair value of stock options granted during the year, calculated in accordance with FASB Topic 718 for options. The fair value of the stock options was estimated as of the grant dates using the Black-Scholes option-pricing model. Refer to Note 13 in the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 for additional information on these options, including the assumptions used in determining their fair value. No options were granted to any NEOs during 2012.

(4)	The Change in Pension Value and Non-Qualified Deferred Compensation Earnings column reflects the aggregate of the increase in actuarial present value of each of the NEO’s accumulated benefits under the Hancock Bank Pension Plan.

(5)	Included in the All Other Compensation column is the value of certain perquisites and benefits the Company makes available to its executive officers. Such perquisites include a Company provided vehicle, personal usage of the Company aircraft, club dues, executive physicals, free parking and supplemental long-term disability insurance. In addition, the amount reflected includes Company contributions to the Company’s Non-Qualified Deferred Compensation and the Hancock 401(k) plans, restricted stock award dividends, and tax-gross ups of aircraft usage for the spouses of our CEOs related to Company business.

Name	Total Perquisites	Company Plan Contributions	RSA Dividends	Tax Gross -Up
Carl J. Chaney	$25,873	284,796	$24,596	$1,978
John M. Hairston	16,586	264,657	22,508	1,433
Michael M. Achary	15,356	150,110	9,802	--
Richard T. Hill	14,403	162,905	9,076	--
D. Shane Loper	12,786	113,258	9,802	--
Clifton J. Saik	14,066	137,021	9,059	--

(6)	The Company permits its executives to elect to defer awards received under our long-term incentive program into our Non-Qualified Deferred Compensation Plan. If an executive makes a timely election, the deferred portion of his or her long-term incentive awards are counted as restricted units and performance units. The value of stock awards includes the value of units so deferred and credited under the Non-Qualified Deferred Compensation Plan. The grant date fair value of the long-term incentive awards deferred by Mr. Hairston for the three preceding years was as follows: in 2012, $21,859 in restricted units and $11,390 in performance units; in 2011, $25,496 in restricted units and $7,594 in performance units and in 2010, $17,746 in restricted units and $5,541 in performance units.

2012 GRANTS OF PLAN-BASED AWARDS
Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
			Thres- hold	Target	Maxi- mum	Thres- hold	Target (3)	Maxi- mum (5)
Carl J. Chaney	Long-Term RSA PSA Annual Cash	11/15/2012 (1) 1/26/2012 (2)	$267,080	$485,600	$922,640	1,576	3,151	6,302	7,358	$218,533 113,940
John M. Hairston	Long-Term RSA PSA Annual Cash	11/15/2012 (1) 1/26/2012 (2)	267,080	485,600	922,640	1,576	3,151 (4)	6,302	7,358(4)	218,533 113,940
Michael M. Achary	Long-Term RSA PSA Annual Cash	11/15/2012 (1) 1/26/2012 (2)	122,475	213,000	394,050	576	1,152	2,304	3,586	106,504 41,656
Richard T. Hill	Long-Term RSA PSA Annual Cash	11/15/2012 (1) 1/26/2012 (2)	132,600	204,000	346,800	515	1,030	2,060	3,205	95,189 37,245
D. Shane Loper	Long-Term RSA PSA Annual Cash	11/15/2012 (1) 1/26/2012 (2)	122,475	213,000	394,050	576	1,152	2,304	3,586	106,504 41,656
Clifton J. Saik	Long-Term RSA PSA Annual Cash	11/15/2012 (1) 1/26/2012 (2)	132,600	204,000	346,800	478	956	1,912	2,976	88,387 34,569

(1)	All awards approved by the Compensation Committee on October 25, 2012.

(2)	All awards approved by the Compensation Committee on November 15, 2011, but with an effective grant date of January 26, 2012.

(3)	The number of actual shares payable under the performance stock award will be based on the results of a relative performance factor during the three-year performance period, as measured against a comparator peer group and as reduced, in the Committee’s sole discretion. One factor that may be considered by the Committee in the exercise of its negative discretion is the actual shareholder experience over the performance period.

(4)	These amounts include long-term incentive awards deferred into the Non-Qualified Deferred Compensation Plan. In 2012, Mr. Hairston deferred 315 performance units and 736 restricted units.

(5)	The awards subject to performance conditions are reported assuming the highest level of achievement of the performance conditions.

Please refer to the descriptions of our annual cash incentive plan and our long-term incentive program contained in the “Compensation Discussion and Analysis” above.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012
	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexer- cised Options Exercis- able	Number of Securities Underlying Unexercised Options Unexercis- able	Option Exercise Price	Option Expira- tion Date	Grant Date	Number of Units That Have Not Vested	Market Value of Units That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested (4)
Carl J. Chaney
	11/21/2011	8,441	33,761	$29.96	11/21/2021	11/15/2012	7,358	$233,469
	11/16/2010	9,092	13,639	32.09	11/16/2020	1/26/2012			3,151	$99,981
	11/17/2009	10,165	6,777	38.48	11/17/2019	11/21/2011	8,509	269,991
	12/30/2008	14,805	3,702	41.56	12/30/2018	1/3/2011	2,242	71,139
	11/13/2007	8,815		38.88	11/13/2017	11/16/2010	5,527	175,372
	1/18/2006	18,000		39.83	1/18/2016	1/4/2010	1,289	40,900
	1/13/2005	18,000		31.20	1/13/2015	11/17/2009	4,475	141,992
	1/8/2004	18,000		27.97	1/8/2014	12/30/2008	4,143 (2)	131,457
John M. Hairston
	11/21/2011	8,441	33,761	29.96	11/21/2021	11/15/2012	7,358 (2)	233,469
	11/16/2010	9,092	13,639	32.09	11/16/2020	1/26/2012			3,151 (3)	99,981
	11/17/2009	10,165	6,777	38.48	11/17/2019	11/21/2011	8,509 (2)	269,991
	12/30/2008	14,805	3,702	41.56	12/30/2018	1/3/2011	2,242 (3)	71,139
	11/13/2007	8,815		38.88	11/13/2017	11/16/2010	5,527 (2)	175,372
	1/18/2006	18,000		39.83	1/18/2016	1/4/2010	1,289 (3)	40,900
	1/13/2005	18,000		31.20	1/13/2015	11/17/2009	4,475 (2)	141,992
	1/8/2004	7,000		27.97	1/8/2014	12/30/2008	4,143 (2)	131,457
Michael M. Achary
	11/21/2011	3,086	12,340	29.96	11/21/2021	11/15/2012	3,586	113,784
	11/16/2010	3,330	4,996	32.09	11/16/2020	1/26/2012			1,152	36,553
	11/17/2009	3,718	2,480	38.48	11/17/2019	11/21/2011	3,110	98,680
	12/30/2008	5,416	1,355	41.56	12/30/2018	1/3/2011	821	26,050
	11/13/2007	4,408		38.88	11/13/2017	11/16/2010	2,025	64,253
	1/18/2006	7,500		39.83	1/18/2016	1/4/2010	472	14,977
						11/17/2009	1,637	51,942
						12/30/2008	1,516	48,103
Richard T. Hill
	11/21/2011	2,758	11,031	29.96	11/21/2021	11/15/2012	3,205	101,695
	11/16/2010	3,108	4,663	32.09	11/16/2020	1/26/2012			1,030	32,682
	11/17/2009	3,471	2,314	38.48	11/17/2019	11/21/2011	2,780	88,209
	12/30/2008	5,056	1,264	41.56	12/30/2018	1/3/2011	767	24,337
	11/13/2007	4,408		38.88	11/13/2017	11/16/2010	1,890	59,970
	1/18/2006	9,000		39.83	1/18/2016	1/4/2010	440	13,961
						11/17/2009	1,528	48,483
						12/30/2008	1,415	44,898
D. Shane Loper
	11/21/2011	3,086	12,340	29.96	11/21/2021	11/15/2012	3,586	113,784
	11/16/2010	3,330	4,996	32.09	11/16/2020	1/26/2012			1,152	36,553
	11/17/2009	3,718	2,480	38.48	11/17/2019	11/21/2011	3,110	98,680
	12/30/2008	5,416	1,355	41.56	12/30/2018	1/3/2011	821	26,050
	11/13/2007	4,408		38.88	11/13/2017	11/16/2010	2,025	64,253
	1/18/2006	9,000		39.83	1/18/2016	1/4/2010	472	14,977
	1/13/2005	5,000		31.20	1/13/2015	11/17/2009	1,637	51,942
	1/8/2004	5,000		27.97	1/8/2014	12/30/2008	1,516	48,103
Clifton J. Saik
	11/21/2011	2,561	10,243	29.96	11/21/2021	11/15/2012	2,976	94,428
	12/28/2010	2,937	4,406	33.10	12/28/2020	1/26/2012			956	30,334
	11/17/2009	3,585	2,391	38.48	11/17/2019	11/21/2011	2,582	81,927
	12/30/2008	5,222	1,306	41.56	12/30/2018	1/3/2011	782	24,813
	11/13/2007	4,408		38.88	11/13/2017	12/28/2010	1,869	59,303
	1/18/2006	9,000		39.83	1/18/2016	1/4/2010	455	14,437
	1/13/2005	9,000		31.20	1/13/2015	11/17/2009	1,579	50,102
	1/8/2004	9,000		27.97	1/8/2014	12/30/2008	1,462	46,389

(1)	Options vest 20% per year on the first five anniversaries of the date of grant.

(2)	These amounts include restricted units deferred into the Non-Qualified Deferred Compensation Plan. The following units were deferred: for 2012, Mr. Hairston 736 units; for 2011, Mr. Hairston 851 units; for 2010, Mr. Hairston 553 units; for 2009, Mr. Hairston 895 units and for 2008, Mr. Chaney 414 units and Mr. Hairston 414 units.

(3)	These amounts include performance units deferred into the Non-Qualified Deferred Compensation Plan. The following units were deferred: for 2012, Mr. Hairston 315 units; for 2011, Mr. Hairston 224 units and for 2010, Mr. Hairston 172 units.

(4)	Market value is calculated based on the closing price of our common stock on December 31, 2012 of $31.73.

2012 OPTION EXERCISES AND STOCK VESTED
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Carl J. Chaney	18,000	$242,969	5,087	$159,261
John M. Hairston	-	-	5,087	159,261
Michael M. Achary	-	-	2,318	72,424
Richard T. Hill	-	-	2,300	71,826
D. Shane Loper	4,500	40,102	2,318	72,424
Clifton J. Saik	9,000	68,670	2,587	80,737

(1)	Reflects the fair market value of the shares as of the vesting date.

2012 PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During 2012
Carl J. Chaney	Hancock Bank Pension Plan	14	330,137	-
John M. Hairston	Hancock Bank Pension Plan	18	402,886	-
Michael M. Achary	Hancock Bank Pension Plan	12	297,307	-
Richard T. Hill	Hancock Bank Pension Plan	14	404,911	-
D. Shane Loper	Hancock Bank Pension Plan	22	467,517	-
Clifton J. Saik	Hancock Bank Pension Plan	14	483,268	-

(1)	Based on Accounting Standards Codification 715-20 assumptions used for disclosure as of December 31, 2012. The present value of the accumulated benefit obligation is determined using the following assumptions: Interest rate 3.87% per annum and the Pre-Commencement: RP-2000 Employee Life Mortality Table projected to 2019 using Scale AA and the Post-Commencement: RP-2000 Annuitant Life Mortality Table projected to 2019 using Scale AA. Assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date.

The Hancock Bank Pension Plan covers all employees of the Company upon the completion of one year of service and the attainments of age 21. Prior to 2013, the Hancock Bank Pension Plan did not cover employees who were participating in the Whitney retirement plans. Benefits under the plan are determined as the sum of 1% of compensation multiplied by years of service and .5% of compensation in excess of a 35-year average of the social security wage base multiplied by years of service. The benefits are determined using base pay, but excluding bonuses and other items of extraordinary compensation. The Internal Revenue Service limits compensation that may be considered for purposes of calculating plan benefits. In 2012, this limit was $250,000. Benefits are payable in the form of actuarially-equivalent annuities, following separation from service and attainment of the normal (age 65) or early (age 55 and 10 years of service) retirement age. Early retirement benefits are subject to actuarial reduction.

During 2012, the Company maintained two tax-qualified, non-contributory defined benefit pension plans: The Hancock Bank Pension Plan and the Whitney Bank Retirement Plan. None of the NEOs participated in the Whitney Bank Retirement Plan. Effective January 1, 2013, the Company merged the two plans.

2012 NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in 2012	Registrant Contributions in 2012 (1)	Aggregate Earnings in 2012 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2012 (6)
Carl J. Chaney	$536,235	$279,796	$314,086 (5)	-	$3,319,418
John M. Hairston	89,283	292,907 (3)(4)	95,956 (5)	-	1,914,996
Michael M. Achary	49,700	145,110	61,873	-	758,394
Richard T. Hill	64,702	157,905	45	-	954,858
D. Shane Loper	71,199	98,258	53,352 (5)	-	644,663
Clifton J. Saik	182,063	132,021	125,163	-	1,282,704

(1)	The amounts included in the Registrant Contributions in 2012 are also reported in the Summary Compensation Table for 2012 as follows:

Name	SERP	Restoration Match	Restricted Units	Performance Units
Carl J. Chaney	$277,346	$2,450	-	-
John M. Hairston	257,207	2,450	$21,859	$11,390
Michael M. Achary	142,660	2,450	-	-
Richard T. Hill	155,455	2,450	-	-
D. Shane Loper	95,808	2,450	-	-
Clifton J. Saik	129,571	2,450	-	-

(2)	Except as noted in footnote 5 below, contributions are treated as if invested in one or more investment vehicles selected by the participant. The annual rate of return for each of these funds for fiscal year 2012 was as follows:

Fund	One Year Total Return
Model Portfolio – Conservative	2.40%*
Model Portfolio – Moderate/Conservative	3.75%*
Model Portfolio – Moderate	4.88%*
Model Portfolio – Moderate/Aggressive	5.77%*
Model Portfolio – Aggressive	6.85%*
MSF Metlife Conservative Allocation B	9.18%
Fidelity VIP Money Market Svc2	0.01%
PIMCO VIT Low Duration Admin	5.86%
PIMCO VIT Total Return Admin	9.60%
American Century VP II Inflation Protection I	7.55%
PIMCO VIT Global Bond (Unhedged) Admin	6.96%
MSF MFS Value A	16.65%
Fidelity VIP Index 500 Initial	15.91%
MSF Jennison Growth A	15.78%
American Century VP Mid Cap Value I	16.33%
Great-West T. Rowe Price Mid Cap Growth Initial	13.68%
Royce Capital Small Cap Inv	12.50%
Vanguard VIF Small Company Growth I	14.65%
Great-West MFS International Value Initial	17.20%
Invesco VIF International Growth I	15.53%
Hancock Holding Company Common Stock	2.24%
*Total Return Since Inception Date July 2, 2012

(3)	Includes for Mr. Hairston 736 deferred restricted units granted on November 15, 2012 at $29.70 per share. The restricted units vest 100% on the fifth anniversary of the grant date. If the units do not become vested, the credit will be reversed.

(4)	Includes for Mr. Hairston 315 deferred performance units granted on January 26, 2012 at $34.67 per share and remain subject to the vesting requirement of the award. Performance units vest at the end of a three-year period subject to achievement of relative TSR target. The number of performance units that vest could increase or decrease based on relative TSR results. The maximum number of performance units that could be earned is 200% of the target award. The fair value of performance shares is $36.16 per share. If the performance units do not become vested, the credit will be reversed.

(5)	Includes $873 for Mr. Chaney and $3,925 for Mr. Hairston which are dividend equivalents related to deferred restricted units. It also includes $31 for Mr. Chaney, $472 for Mr. Hairston and $357 for Mr. Loper which are dividend equivalents related to vested deferred performance units.

(6)	The following amounts included in the Aggregate Balance at December 31, 2012 are also reported in the “total” column of the Summary Compensation Table: for 2011, Mr. Chaney, $279,796; Mr. Hairston $292,747; Mr. Achary $145,110; Mr. Hill, $157,905; Mr. Loper, $98,258; and Mr. Saik, $132,02; for 2010, Mr. Chaney, $218,165; Mr. Hairston, $224,020; Mr. Achary, $76,054; Mr. Hill, $90,022; and Mr. Saik, $121,999.

Under our Non-Qualified Deferred Compensation Plan, executives may elect a maximum deferral of 80% of base salary, 100% of annual incentive bonus, and 100% of performance stock and restricted stock (annual grants only). The minimum deferral for base salary and annual incentive bonus is a $3,000 aggregate. There is no minimum deferral for performance stock and restricted stock.

Company contributions are made at the discretion of the Compensation Committee. Each year, a 401(k) restoration matching contribution may be made to participant accounts. Unless otherwise provided by the Compensation Committee, a participant shall be vested in his Company restoration matching account at the time or times and in the amounts determined in accordance with the provisions of the Hancock 401(k) plan. The plan also allows for supplemental contributions to be made to participants at the discretion of the Compensation Committee (referred to as “SERP” contributions). The factors taken into consideration for these contributions are current total compensation and a reasonable estimate of final pay at retirement, years of service while eligible for supplemental contributions, remaining with the Company until age 65, a reasonable estimate of growth in the value of the supplemental contribution account investments over the years prior to retirement, and the growth of the supplemental contribution account based on actual investment opportunities deemed to be credited to the supplemental contribution account. The participant will vest in the supplemental contribution account on a 15-year graded vesting schedule beginning at age 50 and ending at age 65. They will be 100% vested at age 65.

Executives elect the investment options in which their deferrals will be invested from a group of measurement funds made available under the plan by the Compensation Committee. The executives may allocate and reallocate the investments of their deferral accounts among such investment options on a daily basis subject to certain limitations. Earnings or losses are allocated to the executive’s accounts under the plan on a daily basis based on the performance, positive or negative, of each specific measurement fund in which his accounts are invested. In the event no investment election is made by an executive, his accounts under the plan are invested in the lowest-risk measurement fund available under the plan and credited or debited with the earnings of such fund, until the executive elects otherwise. Only deferrals of an executive’s bonus may be invested in the common stock measurement fund available under the plan. Any amounts so invested in the common stock measurement fund and any deferrals of restricted units or performance units may not be reallocated to any other investment measurement fund under the plan. Incentive units and amounts invested in the common stock measurement fund are credited with dividend equivalent units as of each dividend payment date and deemed reinvested in additional common stock units based on the fair market value of the Company’s stock on the dividend payment date. If service and performance conditions are not met, the unit credits will be reversed.

Payments from the plan begin upon the earlier of retirement, termination of employment, disability, death, or in the event of a scheduled distribution. Distributions upon retirement are elected by the participant and can begin immediately or up to five years after retirement. Distribution methods are elected by the participant. Upon retirement, distributions may be made in a lump sum or in annual installments from 2 to 15 years. Lump sum distributions are used for distributions due to termination of employment, death, disability or scheduled distributions. Scheduled distributions can only be made on participant contributions, vested restoration match, vested restricted units and vested performance units. Distributions of incentive units and of funds held in the common stock measurement fund may only be made in common stock of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table sets forth the amounts that would have been payable to each of our NEOs under the various scenarios for termination of employment or a change of control of the Company had such scenarios occurred on December 31, 2012. The price per share of Company stock that is used for purposes of the table is $31.73, the closing market price as of December 31, 2012. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company or the change of control. In addition to the amounts reflected in the table, upon termination of employment each of the NEOs would also receive benefits under the Hancock Bank Pension Plan, as described above, as well as benefits under the Hancock 401(k) plan. Finally, the receipt of many of the payments and benefits listed in the table below is contingent upon the executive complying with certain covenants, which are described below.

Effective February 8, 2013, each of the NEOs executed a new change in control employment agreement. As noted in the CD&A, these new agreements remove the excise tax gross-up provision contained in the prior agreements, as well as the payments due upon the executive’s voluntary termination of employment six months after the change in control or upon expiration of the protected period following the change in control. A summary of the changes is presented at the end of this section, as well as a table that quantifies the effects of the changes.

2012 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Executive Benefits and Payments Upon Termination or Change-in-Control	Normal Retire- ment (1)	Death (2)	Disability (3)	CIC Only (4)	Disability, Involuntary Termination or Termination for Good Reason upon CIC (5)	Voluntary Termina- tion Six Months after CIC (4)	Employ- ment at Expiration of CIC Employ- ment Period (4)
Carl J. Chaney
2012 Annual Bonus	$485,600	$485,600	$485,600	-	-	-	-
CIC Payment	-	-	-	-	$2,212,984	$2,212,984	$1,112,052
Vesting of Long-Term Incentives (RSA, ISO, PSA)	66,654	1,032,229	1,065,556	$944,125	1,177,594	944,125	944,125
Non-Qualified Deferred Compensation Vesting (6)	1,426,538	1,441,285	1,441,285	1,441,285	1,441,285	1,441,285	1,441,285
280G Tax Gross-up	-	-	-	-	553,246	553,246	-
Career Counseling Services	-	-	-	-	60,700	60,700	-
TOTAL	1,978,792	2,959,114	2,992,441	2,385,410	5,445,809	5,212,340	3,497,462
John M. Hairston
2012 Annual Bonus	485,600	485,600	485,600	-	-	-	-
CIC Payment	-	-	-	-	2,212,984	2,212,984	1,112,052
Vesting of Long-Term Incentives (RSA, ISO, PSA)	59,991	932,596	962,592	853,314	1,063,430	853,314	853,314
Non-Qualified Deferred Compensation Vesting (6)	1,293,986	1,406,940	1,410,271	1,397,939	1,421,472	1,397,939	1,397,939

2012 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Executive Benefits and Payments Upon Termination or Change-in-Control	Normal Retire- ment (1)	Death (2)	Disability (3)	CIC Only (4)	Disability, Involuntary Termination or Termination for Good Reason upon CIC (5)	Voluntary Termina- tion Six Months after CIC (4)	Employ- ment at Expiration of CIC Employ- ment Period (4)
280G Tax Gross-up	-	-	-	-	553,246	553,246	-
Career Counseling Services	-	-	-	-	60,700	60,700	-
TOTAL	1,839,577	2,825,136	2,858,463	2,251,253	5,311,832	5,078,183	3,363,305
Michael M. Achary
2012 Annual Bonus	213,000	213,000	213,000	-	-	-	-
CIC Payment	-	-	-	-	569,754	569,754	575,509
Vesting of Long-Term Incentives (RSA, ISO, PSA)	24,369	410,788	422,972	350,216	463,999	350,216	350,216
Non-Qualified Deferred Compensation Vesting (6)	461,510	461,510	461,510	461,510	461,510	461,510	461,510
280G Tax Gross-up	-	-	-	-	-	-	-
Career Counseling Services	-	-	-	-	35,500	35,500	-
TOTAL	698,879	1,085,298	1,097,482	811,726	1,530,763	1,416,979	1,387,234
Richard T. Hill
2012 Annual Bonus	204,000	204,000	204,000	-	-	-	-
CIC Payment	-	-	-	-	540,886	540,886	546,349
Vesting of Long-Term Incentives (RSA, ISO, PSA)	21,788	373,674	384,568	321,171	422,866	321,171	321,171
Non-Qualified Deferred Compensation Vesting (6)	412,834	412,834	412,834	412,834	412,834	412,834	412,834
280G Tax Gross-up	-	-	-	-	-	-	-
Career Counseling Services	-	-	-	-	34,000	34,000	-
TOTAL	638,622	990,508	1,001,402	734,005	1,410,586	1,308,891	1,280,355
D. Shane Loper
2012 Annual Bonus	213,000	213,000	213,000	-	-	-	-
CIC Payment	-	-	-	-	569,758	569,758	575,513
Vesting of Long-Term Incentives (RSA, ISO, PSA)	24,369	410,788	422,972	350,216	463,999	350,216	350,216
Non-Qualified Deferred Compensation Vesting (6)	349,982	349,982	349,982	349,982	349,982	349,982	349,982
280G Tax Gross-up	-	-	-	-	-	-	-
Career Counseling Services	-	-	-	-	35,500	35,500	-
TOTAL	587,351	973,770	985,954	700,198	1,419,240	1,305,456	1,275,711
Clifton J. Saik
2012 Annual Bonus	204,000	204,000	204,000	-	-	-	-
CIC Payment	-	-	-	-	541,224	541,224	546,691
Vesting of Long-Term Incentives (RSA, ISO, PSA)	20,223	360,391	370,502	315,324	409,752	315,324	315,324
Non-Qualified Deferred Compensation Vesting (6)	354,171	354,171	354,171	354,171	354,171	354,171	354,171
280G Tax Gross-up	-	-	-	-	-	-	-
Career Counseling Services	-	-	-	-	34,000	34,000	-
TOTAL	578,394	918,562	928,673	669,495	1,339,147	1,244,719	1,216,186

(1)

Amounts reported in this column assume each executive qualifies for normal retirement. However, only Messrs. Hill and Saik would actually qualify for vesting of benefits due to normal retirement under the Company’s Non-qualified Deferred Compensation Plan as of December 31, 2012, and none of the executives would qualify for vesting of long-term incentives due to retirement as of that date. Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume the maximum number of performance shares that were granted in 2012 will be earned during the performance period, but only one-third of such shares will vest because the executive has only worked for one-third of the performance period as of December 31, 2012. Performance shares granted in 2010 or 2011 do not become vested upon the executive’s retirement.

(2)	Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume the target number of performance shares that were granted in 2012 will be earned during the performance period, but only one-third of such shares will vest because the executive has only worked for one-third of the performance period as of December 31, 2012. Performance shares granted in 2010 or 2011 do not become vested upon the executive’s death. In addition to the amounts reported, upon death the beneficiaries of the executives would be entitled to a $25,000 BOLI death benefit. These death benefits are payable by the contracted insurance carrier and not by the Company.

(3)	Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume the maximum number of performance shares that were granted in 2012 will be earned during the performance period, but only one-third of such shares will vest because the executive has only worked for one-third of the performance period as of December 31, 2012. Performance shares granted in 2010 or 2011 do not become vested upon the executive’s disability. In addition to the amounts reported, upon disability the executives would receive a monthly benefit of $7,500 under the Company’s long-term disability insurance policies. These disability benefits are payable by the contracted insurance carrier and not by the Company.

(4)	Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume restricted stock awards granted in 2012 do not vest. By their terms, these awards will not vest upon a change in control unless the Board of Directors exercises discretion to vest such awards as a result of the surviving entity choosing not to assume any obligations relating to the awards and choosing not to convert such awards into equivalent rights with respect to equity in the surviving entity. If these awards had vested, the amounts reported would be as follows: Chaney ($1,177, 594), Hairston ($1,063,430), Achary ($463,999), Hill ($422,866), Loper ($463,999), and Saik ($409,752). Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume that the maximum number of performance shares will be earned. However, only one-third of the maximum number of 2012 performance shares would vest because the executive has only worked one-third of the performance period as of December 31, 2012. For 2012 grants, performance below the threshold level results in no performance shares being earned. Performance at the threshold level results in 50% of the target number of shares being earned. Performance at the target level results in 100% of the target number of shares being earned. Performance at or above the maximum level results in 200% of the target number of shares being earned. The number of performance shares earned is interpolated on a linear basis for performance levels between threshold and target, and for performance levels between target and maximum. 2010 and 2011 grants operate in the same manner as 2012 grants, except that they only have a threshold performance level and a target performance level (there is no maximum performance level). Performance below the threshold level results in no performance shares being earned. Performance at or above the target level results in 100% of the target number of shares being earned. The number of performance shares earned is interpolated on a linear basis for performance levels between threshold and target.

(5)

Amounts reported for “Vesting of Long Term Incentives: RSA, ISO, PSA” assume that the maximum number of performance shares will be earned. However, only one-third of the maximum number of 2012 performance shares would vest because the executive has only worked one-third of the performance period as of December 31, 2012. For 2012 grants, performance below the threshold level results in no performance shares being earned. Performance at the threshold level results in 50% of the target number of shares being earned. Performance at the target level results in 100% of the target number of shares being earned. Performance at or above the maximum level results in 200% of the target number of shares being earned. The number of performance shares earned is interpolated on a linear basis for performance levels between threshold and target, and for performance levels between target and maximum. 2010 and 2011 grants operate in the same manner as 2012 grants, except that they only have a threshold performance level and a target performance level (there is no maximum performance level). Performance below the threshold level results in no performance shares being earned. Performance at or above the target level results in 100% of the target number of shares being earned. The number of performance shares earned is interpolated on a linear basis for performance levels between threshold and target.

(6)	The total balance under the Non-Qualified Deferred Compensation Plan as of December 31, 2012 is shown in the Non-Qualified Deferred Compensation Table. This table includes only the unvested amount that would become vested upon the occurrence of the specified event under the terms of the plan or, with respect to unvested restricted units and/or performance units, under the terms of their respective award agreements.

The following summarizes the impact of the various termination and change of control scenarios, which are illustrated in the table above.

Voluntary Termination

In the event of a voluntary termination by a NEO (other than a voluntary termination six months after a change of control), such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

For Cause Termination

In the event of a for cause termination of a NEO, such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

Normal Retirement

In the event of normal retirement of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of the target bonus from the 2012 Management Incentive Plan;
•

Vesting of a percentage of the performance shares granted in 2012 that are actually earned based on Company performance, with such vested percentage based on the portion of the performance period worked by the executive prior to retirement; and

•	Immediate vesting of any unvested amounts under the Non-Qualified Deferred Compensation Plan.

Death

In the event of the death of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of the target bonus from the 2012 Management Incentive Plan;
•	Vesting of a percentage of the target performance shares granted in 2012, with such vested percentage based on the portion of the performance period worked by the executive prior to death;
•	Immediate vesting of all outstanding options (incentive and non-qualified) and retention of such options for a one-year period;
•	Immediate vesting of all outstanding restricted stock awards;
•	Immediate vesting of any unvested amounts under the Non-Qualified Deferred Compensation Plan; and
•	Beneficiaries of deceased executives would be entitled to a $25,000 death benefit to be paid by the contracted insurance carrier rather than by the Company.

Disability

In the event of the disability of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of the target bonus from the 2012 Management Incentive Plan;

•

Vesting of a percentage of the performance shares granted in 2012 that are actually earned based on Company performance, with such vested percentage based on the portion of the performance period worked by the executive prior to becoming disabled;

•	Immediate vesting of all outstanding options (incentive and non-qualified) and retention of such options for a one-year period;
•	Immediate vesting of all outstanding restricted stock awards;
•	Immediate vesting of any unvested amounts under the Non-Qualified Deferred Compensation Plan; and
•	Monthly disability benefit of $7,500 to be paid by the contracted insurance carrier rather than by the Company.

Change of Control Only

In the event of a change of control (defined below) only, NEOs would be entitled to the following:

•	Immediate vesting of all outstanding options (incentive and non-qualified);
•

Immediate vesting of all outstanding restricted stock awards, except that those restricted stock awards that were granted in 2012 will only vest if the Board of Directors exercises its discretion to vest such awards as a result of the post-transaction surviving entity choosing not to assume any obligations relating to such awards and choosing not to convert such awards into equivalent rights with respect to equity in the post-transaction surviving entity;

•

Immediate vesting of some or all performance share awards, with such vested portion determined based on progress toward established performance goals and the amount of time that has elapsed from the beginning of the performance period until the date of the change of control; and

•

Immediate vesting of any unvested amounts under the Non-Qualified Deferred Compensation Plan, but only to the extent such vesting does not by itself cause the excise tax provisions of Internal Revenue Code Section 4999 to be effective with respect to the executive.

Disability, Involuntary Termination or Termination for Good Reason upon Change of Control

In the event of a disability, an involuntary termination, or a termination for good reason (defined below) of a NEO within three years following a change of control (defined below), in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•

Immediate vesting (at the time of the change of control) of amounts indicated above under Change of Control Only, with subsequent vesting (at the time of the executive’s disability or termination of employment) of any 2012 restricted stock awards that did not vest at the time of the change of control;

•

Mr. Chaney and Mr. Hairston would be entitled to a lump-sum payment equal to 1.99 times their base salary and average employment period bonus (average bonus payout as a percentage of target for the three previous years multiplied by the current target bonus); and Mr. Achary, Mr. Hill, Mr. Loper and Mr. Saik would be entitled to a lump-sum payment equal to .99 times their base salary and average employment period bonus;

•

Additional lump-sum payment (equal to 20% of the sum of the payment described in the immediately preceding bullet point and the additional lump-sum payment itself) if the executive is subject to any excise tax imposed by Internal Revenue Code Section 4999 as a consequence of any excess parachute payment; and

•	Career counseling services for a period of six months.

Voluntary Termination Six Months after Change of Control

In the event of a NEO’s voluntary termination of employment within the 30-day period that commences six months after a change of control (defined below), in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the same benefits as described above under Involuntary Termination or Termination for Good Reason upon Change of Control, except that any 2012 restricted stock awards that did not vest at the time of the change of control would not vest at the time of the executive’s termination of employment.

Employment at Expiration of Change of Control Employment Period

In the event of a NEO’s continued employment through the three-year period following a change of control (defined below), he would be entitled to the following:

•	Same benefits (at time of change of control) as described above under Change of Control Only;
•

Lump sum payment equal to his average annual base salary during the three-year period, plus his average employment period bonus (average bonus payout as a percentage of target for the three previous years multiplied by the current target bonus); and

•

Additional lump sum payment (equal to 20% of the sum of the payment described in the immediately preceding bullet point and the additional lump sum payment itself) if the executive is subject to any excise tax imposed by Internal Revenue Code Section 4999 as a consequence of any excess parachute payment.

Definition of Change of Control

Generally, a change of control shall be deemed to have occurred upon the happening of any of the following events as to the Company:

•

The acquisition by any one person, or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

•

The acquisition by any one person, or by more than one person acting as a group, during the 12 month period ending on the date of the most recent acquisition, of ownership of stock possessing 50% or more of the total voting power of the stock of the Company;

•

The replacement during any 12 month period of a majority of the members of the Board of the Company by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of such appointment or election; or

•

The acquisition by any one person, or by more than one person acting as a group, during the 12 month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

Definition of Good Reason

“Good Reason” shall generally mean any of the following occurring without the executive’s consent:

•	a material diminution in executive’s position, authority, duties or responsibilities from those which executive held immediately prior to the effective date of the change of control;
•	a material diminution in the authority, duties, or responsibilities of the executive’s supervisor;
•	requiring the executive to be based at any office that is a material change from the geographic location of the office at which the executive was employed immediately prior to the change of control;
•	a material diminution in the budget over which the executive retains authority;
•	a material diminution in the executive’s annual base salary; or
•	any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which the executive performs services for the Company.

Notwithstanding the preceding, however, none of such actions shall constitute “Good Reason” unless the executive provides the Company with notice of the existence of such condition within 90 days of the initial existence thereof and a period of at least 30 days following such notice within which to remedy such condition.

Conditions Applicable to Receipt of Payments and Benefits

All payments and benefits to or on behalf of the NEOs (other than accelerated vesting of Long-Term Incentives and Non-Qualified Deferred Compensation) in the event of disability, involuntary termination or termination for good reason upon a change of control; voluntary termination six months after a change of control; or employment at the expiration of the change of control employment period are contingent upon such executives complying with confidentiality provisions during their terms of employment and for two years thereafter.

New Change in Control Employment Agreements Executed February 8, 2013

New change in control employment agreements were executed by all NEOs effective February 8, 2013. These new agreements make significant changes to the types and amounts of compensation that each executive would receive under various scenarios related to a change in control. A summary of the changes is as follows:

•

Executives will no longer be grossed up for excise taxes incurred under Section 4999 of the Internal Revenue Code as a result of excess parachute payments under Section 280G of the Internal Revenue Code. Instead, parachute payments will be reduced to the extent necessary to avoid such excise taxes if such reduction results in higher after-tax benefits to executives than if such payments are not reduced.

•	Amounts will no longer be paid to executives as a result of their voluntary termination of employment six months after a change of control.
•	Amounts will no longer be paid to executives as a result of their continued employment with the Company for three years after a change of control.
•

Amounts will still be paid to executives upon their disability, involuntary termination or termination for good reason within a period of time following a change of control. However, the period of time following a change of control during which the disability or termination of employment would result in a payment has been reduced from three years to two years.

•	The new agreement clarifies that amounts will be paid to executives upon their disability within two years (formerly three years) of a change of control.
•

The amount to be paid to Mr. Chaney and Mr. Hairston upon their disability, involuntary termination, or termination for good reason within two years of a change of control, has been increased from 1.99 x their base compensation and average employment period bonus (the average of the bonus payout ratio (bonus paid divided by target bonus) for the three years immediately preceding the change in control multiplied by the current year target bonus) to 3 x their base compensation and average annual bonus (the average bonus paid over the three most recent fiscal years). The amount to be paid to Mr. Achary, Mr. Hill, Mr. Loper and Mr. Saik upon their disability, involuntary termination, or termination for good reason within two years of a change of control, has been increased from .99 x their base compensation and average employment period bonus to 2 x their base compensation and average annual bonus.

•

Executives will no longer be entitled to career counseling services in the event of their disability, involuntary termination, or termination for good reason within three years following a change of control, or their voluntary termination six months after a change of control.

•

Mr. Chaney and Mr. Hairston will be entitled to up to 36 months of medical insurance continuation upon their disability, involuntary termination, or termination for good reason within two years of a change of control. Mr. Achary, Mr. Hill, Mr. Loper and Mr. Saik will be entitled to up to 24 months of medical insurance continuation upon their disability, involuntary termination, or termination for good reason within two years of a change of control. Coverage will be provided at the same level of benefits as in effect at the time of the executive’s disability or termination of employment, and on the same cost sharing basis as in effect for active executives in comparable positions. Coverage will cease upon the executive becoming eligible for similar coverage provided by another employer.

•	Non-solicitation and non-disparagement covenants have been added to the existing confidentiality covenant.

The following table sets forth the amounts that would have been payable to each of our NEOs under the various scenarios related to a change of control of the Company had such scenarios occurred on December 31, 2012 and assuming their new change in control employment agreements had been in effect on such date. The price per share of Company stock that is used for purposes of the table is $31.73, the closing market price as of December 31, 2012. The footnotes to the following table correspond to the footnotes provided to the previous table, and are not restated below.

Executive Benefits and Payments Upon Termination or Change- in-Control	Normal Retire- ment (1)	Death (2)	Disability (3)	CIC Only (4)	Disability, Involuntary Termination or Termin- ation for Good Reason upon CIC (5)	Voluntary Termin- ation Six Months after CIC (4)	Employ- ment at Expiration of CIC Employ- ment Period (4)
Carl J. Chaney
2012 Annual Bonus	$485,600	$485,600	$485,600	-	-	-	-
CIC Payment	-	-	-	-	$3,168,221	-	-
Vesting of Long-Term Incentives (RSA, ISO, PSA)	66,654	1,032,229	1,065,556	$944,125	1,177,594	$944,125	$944,125
Non-Qualified Deferred Compensation Vesting (6)	1,426,538	1,441,285	1,441,285	1,441,285	1,441,285	1,441,285	1,441,285
280G Cut-Back	-	-	-	-	-	-	-
Medical Insurance	-	-	-	-	23,201	-	-
TOTAL	1,978,792	2,959,114	2,992,441	2,385,410	5,810,301	2,385,410	2,385,410
John M. Hairston
2012 Annual Bonus	485,600	485,600	485,600	-	-	-	-
CIC Payment	-	-	-	-	3,168,221	-	-
Vesting of Long-Term Incentives (RSA, ISO, PSA)	59,991	932,596	962,592	853,314	1,063,430	853,314	853,314
Non-Qualified Deferred Compensation Vesting (6)	1,293,986	1,406,940	1,410,271	1,397,939	1,421,472	1,397,939	1,397,939
280G Cut-Back	-	-	-	-	-	-	-
Medical Insurance	-	-	-	-	23,201	-	-
TOTAL	1,839,577	2,825,136	2,858,463	2,251,253	5,676,324	2,251,253	2,251,253
Michael M. Achary
2012 Annual Bonus	213,000	213,000	213,000	-	-	-	-
CIC Payment	-	-	-	-	1,081,990	-	-
Vesting of Long-Term Incentives (RSA, ISO, PSA)	24,369	410,788	422,972	350,216	463,999	350,216	350,216
Non-Qualified Deferred Compensation Vesting (6)	461,510	461,510	461,510	461,510	461,510	461,510	461,510
280G Cut-Back	-	-	-	-	-	-	-
Medical Insurance	-	-	-	-	7,596	-	-
TOTAL	698,879	1,085,298	1,097,482	811,726	2,015,095	811,726	811,726
Richard T. Hill
2012 Annual Bonus	204,000	204,000	204,000	-	-	-	-
CIC Payment	-	-	-	-	1,026,395	-	-
Vesting of Long-Term Incentives (RSA, ISO, PSA)	21,788	373,674	384,568	321,171	422,866	321,171	321,171
Non-Qualified Deferred Compensation Vesting (6)	412,834	412,834	412,834	412,834	412,834	412,834	412,834
280G Cut-Back	-	-	-	-	-	-	-
Medical Insurance	-	-	-	-	12,346	-	-
TOTAL	638,622	990,508	1,001,402	734,005	1,874,441	734,005	734,005
D. Shane Loper
2012 Annual Bonus	213,000	213,000	213,000	-	-	-	-

Executive Benefits and Payments Upon Termination or Change- in-Control	Normal Retire- ment(1)	Death (2)	Disability (3)	CIC Only (4)	Disability, Involuntary Termination or Termin- ation for Good Reason upon CIC (5)	Voluntary Termin- ation Six Months after CIC (4)	Employ- ment at Expiration of CIC Employ- ment Period (4)
CIC Payment	-	-	-	-	1,082,026	-	-
Vesting of Long-Term Incentives (RSA, ISO, PSA)	24,369	410,788	422,972	350,216	463,999	350,216	350,216
Non-Qualified Deferred Compensation Vesting (6)	349,982	349,982	349,982	349,982	349,982	349,982	349,982
280G Cut-Back	-	-	-	-	-	-	-
Medical Insurance	-	-	-	-	15,467	-	-
TOTAL	587,351	973,770	985,954	700,198	1,911,474	700,198	700,198
Clifton J. Saik
2012 Annual Bonus	204,000	204,000	204,000	-	-	-	-
CIC Payment	-	-	-	-	1,034,459	-	-
Vesting of Long-Term Incentives (RSA, ISO, PSA)	20,223	360,391	370,502	315,324	409,752	315,324	315,324
Non-Qualified Deferred Compensation Vesting (6)	354,171	354,171	354,171	354,171	354,171	354,171	354,171
280G Cut-Back	-	-	-	-	-	-	-
Medical Insurance	-	-	-	-	12,346	-	-
TOTAL	578,394	918,562	928,673	669,495	1,810,728	669,495	669,495

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are seeking shareholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to SEC rules (the say-on-pay proposal). In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A (including its executive summary), the compensation tables, and the rest of the narrative disclosures and footnotes regarding our executive compensation program. Shareholders are asked to vote on the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers as disclosed in the proxy statement for the Company’s 2013 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our shareholders.

While this say-on-pay proposal is advisory only and the voting results are not binding, our Compensation Committee and Board will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. We invite shareholders who wish to communicate with our board on executive compensation or any other matters to contact us as provided under “Shareholder Communications” below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

TRANSACTIONS WITH RELATED PERSONS

The Company, through its wholly owned subsidiaries, Hancock Bank and Whitney Bank (the Banks), has made, and expects to make in the future, loans in the ordinary course of business to directors and officers of the Company and the Banks, members of their immediate families and their associates. The Banks have made such loans on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company. No loans involved more than the normal risk of collectibility or presented other unfavorable features that require disclosure in the proxy statement.

The Banks employ several relatives of directors and executive officers, including the two employees who were paid or otherwise earned compensation exceeding $120,000 in the aggregate during 2012. Each of these employees also received benefits under certain employee benefit plans that are generally available to all similarly situated Bank employees.

•

Jeffrey S. Bankston, the son of Alton G. Bankston, one of our directors until his retirement from the Board in April of 2012, is employed by Hancock Bank as the Director of the Enterprise Project Office. During 2012, Jeffrey Bankston received total cash compensation of $133,783. He also earned a bonus during 2012 of $32,470, that was paid in 2013 and stock awards valued at $63,260 (which will not vest until 2017). He received benefits valued at $12,689. These benefits include matching contributions to the Hancock 401(k) plan, restricted stock dividends, and a change in retirement pension plan value, which accounts for $7,977 of the benefits.

•

Jay R. Exnicios, the brother of Joseph S. Exnicios, one of our executive officers, is employed by Whitney Bank as a Commercial Banking Group Team Leader. During 2012, Jay Exnicios received total cash compensation of $160,186. Jay Exnicios received stock awards valued at $62,642 (which will not vest until 2017). He also received benefits valued at $98,363. These benefits include matching contributions to the Whitney Bank Savings Plus Plan, restricted stock dividends, and a change in retirement pension plan value, which accounts for $89,436 of the benefits.

Our Corporate Governance Guidelines require that we review all transactions that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K (Related Party Transactions) for potential conflicts of interest. Generally, the Audit Committee will be responsible for reviewing and approving all Related Party Transactions.

The Company conducts virtually all of its business activities through the Banks, whose business activities primarily consist of offering deposit accounts, making loans, engaging in a trust business, providing brokerage services and, through subsidiaries, offering annuities and insurance products. While Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a public company from extending or renewing credit or arranging the extension or renewal of credit to an officer or director, this prohibition does not apply to loans made by depository institutions such as Banks that are insured by the Federal Deposit Insurance Corporation and are subject to the insider lending restrictions of the Federal Reserve Board’s Regulation O. Accordingly, we permit our directors and executive officers, their family members and their related interests, to establish and maintain banking and business relationships in the ordinary course of business with the Banks. With respect to lending activities, the Banks each have a special written policy governing affiliate and insider lending transactions. These policies prohibit extensions of credit to “insiders,” as defined in the policies, unless the extension of credit:

•

is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Banks with members of the general public; and

•	does not involve more than the normal risk of repayment or present other unfavorable features.

Audit Committee review is required for any lending transaction that alone or together with other extensions of credit to an “insider” exceeds $120,000 and does not meet the criteria noted above or which becomes a past due, nonaccrual, restructured or a potential problem loan as of year-end under applicable SEC rules. Also, in compliance with Regulation O, a majority of the Board of Directors of the bank extending credit must approve in advance any extension of credit to any director or executive officer or any of their related entities where the aggregate lending relationship exceeds $500,000. A director with an interest in the extension of credit must abstain from voting or participating in the discussion and approval of the extension of credit.

In accordance with Regulation O, additional restrictions are imposed on extensions of credit to any executive officer. The Banks may make extensions of credit to an executive officer:

•	in any amount to finance the education of his or her children;

•	in any amount to finance or refinance the purchase, construction or renovation of a residence when secured by a first lien on the residence;

•

in any amount provided that the extension of credit is secured by U.S. Government obligations, which is the subject of an unconditional takeout commitment or guarantee by a U.S. Government entity, or a perfected security interest in a segregated deposit account of the Bank; or

•	for any other purpose if the aggregate amount of loans (excluding loans for education and residence) does not exceed $100,000.

An extension of credit covered by Regulation O to executive officers must be (1) promptly reported to the Board of Directors of the Bank extending such credit; (2) preceded by the submission of a detailed personal financial statement; and (3) made subject to the written provision (in the promissory note or allonge thereto) that the loan will, at the option of the Bank, be due and payable at any time that the executive officer is indebted to any other bank or banks in an amount greater than the dollar thresholds set forth above.

In order to promote compliance with applicable laws, regulations and rules pertaining to “insider” lending transactions discussed above, the Company has appointed an officer (the Regulation O Monitoring Officer) to assist Bank employees in identifying and reviewing pertinent transactions with identified “insiders.” The Regulation O Monitoring Officer annually receives lists of all directors and executive officers of the Company and the Banks and any other subsidiaries from our Corporate Secretary, as well as a list of our principal shareholders, if any. The information collected from directors and executive officers includes the names of these individuals and their family members, as well as the names of their related interests, which are referred to as “covered entities.” This information is compiled based on questionnaires our directors and executive officers submit to the Corporate Secretary in the case of Company directors and executive officers, or the Regulation O Monitoring Officer in the case of Bank directors. Information available from public databases and the Banks’ records supplements the data. The Banks’ officers managing proposed extensions of credit to “insiders” are responsible for confirming that the proposed extensions of credit are in compliance with the Banks’ policies on insider transactions. The Regulation O Monitoring Officer will promptly notify our Corporate Secretary in the event the Regulation O Monitoring Officer detects an extension of credit to an “insider” that appears to violate the policy.

The Corporate Secretary follows procedures to help us determine at the end of each year whether any insider relationship or transaction has occurred that must be disclosed pursuant to the SEC’s rules regarding Related Party Transactions or that might impair a non-employee director’s independence under SEC rules or NASDAQ listing rules. These procedures include annual director and executive officer questionnaires, a survey of customer databases of the Company and its subsidiaries, as well as a review of other records, including accounts payable, payroll and real estate transaction records. The Corporate Secretary reports any insider transactions so discovered to the Audit Committee for review, approval or ratification and reports other matters that would disqualify a non-employee director from meeting NASDAQ or SEC independence requirements to the Board.

To further raise awareness regarding, and to ensure the proper handling of, insider transactions, we have adopted various codes of conduct, including the Code of Business Ethics for Officers and Associates, the Code of Ethics for Financial Officers, and the Code of Ethics for Directors. These codes, which are available on the Governance Documents page of the Investor Relations section of our website at www.hancockbank.com, promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and encourage covered persons to seek advice to avoid conflicts of interest. Employees are also prohibited from handling any customer relationship involving themselves, their relatives or affiliated businesses. Our Audit Committee is responsible for applying and interpreting the codes pertaining to senior financial officers, executive officers and directors, and shall report any violations to the Board for further action.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval Policies and Procedures

The Company’s Audit Committee selected PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for 2012. As part of its role in overseeing the independent registered public accounting firm, the Audit Committee has adopted policies and procedures to preapprove all audit and permissible nonaudit services performed by the independent registered public accounting firm. The policy requires that on an annual basis the Audit Committee preapprove the general engagement of the independent registered public accounting firm to provide defined audit, audit-related and possible tax services within preapproved fee levels. Unless otherwise provided, such preapprovals shall remain in effect for 12 months. The Audit Committee may revise the list of generally preapproved services from time to time. The Audit Committee may also grant general preapproval for other permissible nonaudit services classified as all other services, provided that such services would not impair the independent registered public accounting firm’s independence. Preapproval may be granted by action of the full Audit Committee or, in the absence of such action, the Audit Committee Chair or his designee may preapprove individual engagements up to a limit of $100,000. Any preapproval granted by less than the full Audit Committee must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee will consult the SEC’s rules and relevant guidance in applying this policy. During 2012, the Audit Committee preapproved all services provided by PwC.

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by PwC in each of the last two fiscal years to the Company and its subsidiaries:

	2012	2011
Audit Fees(1)	$1,398,833	$1,805,830
Audit-Related Fees (2)	202,500	283,000
Tax Fees (3)	123,471	--
All Other Fees	--	--

(1)	Relates to services rendered in connection with the audits of the consolidated financial statements of the Company and its subsidiaries, reviews of the quarterly consolidated financial statements of the Company and the audit of the design and operating effectiveness of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Federal Deposit Insurance Corporation Improvement Act.

(2)	Relates to services rendered in connection with assurance and related services for employee benefit plan audits, Statement on Standards for Attestation Engagements (SSAE) No. 16 procedures and agreed upon procedures engagements. The Audit Committee preapproved all of the audit related fees paid to PwC in 2012 and 2011.

(3)	Relates to tax advice rendered in connection with tax information reporting matters.

The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in monitoring the Company’s accounting and financial reporting processes and has a key role in the oversight and supervision of PwC, the Company’s independent registered public accounting firm. The Audit Committee’s role includes sole authority to: (1) appoint or replace the Company’s independent registered public accounting firm; (2) preapprove all audit or permissible nonaudit services that the Company’s independent registered public accounting firm performs on behalf of the Company; and (3) approve compensation related to all auditing services and any permissible nonaudit services. The Audit Committee monitors management’s evaluation of the effectiveness of internal control over financial reporting and retains and monitors the activities of PwC. The Audit Committee also oversees the Company’s procedures for the receipt, retention and treatment of complaints the Company receives regarding accounting, internal accounting controls or auditing matters. For greater detail regarding the functions and responsibilities of the Audit Committee, please refer to the Audit Committee Charter, which is available on the Committee Charting page of the Investor Relations section of our website at www.hancockbank.com. The Audit Committee is in compliance with the Audit Committee Charter.

Management has the primary responsibility for the financial statements and reporting processes, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities for 2012, the Audit Committee reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2012. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Audit Committee reviewed the audited financial statements with the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those statements with GAAP and discussed with the independent registered public accounting firm the matters required to be communicated by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee has also received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence and considered the compatibility of nonaudit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm to discuss the results of audits, evaluations of the Company’s system of internal control over financial reporting, and the overall quality of the Company’s financial reporting. Both the internal auditors and the independent registered public accounting firm have unrestricted access to the Audit Committee. The members of the Audit Committee met by themselves in several executive sessions during 2012 and had separate executive sessions with the independent registered public accounting firm and with the internal auditors.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2012 be included in the Annual Report on Form 10-K for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2013, subject to ratification by a majority of the shares represented at the annual meeting.

Audit Committee of the Board of Directors,

Hardy B. Fowler, Chair

Christine L. Pickering, Vice Chair

Jerry L. Levens

Thomas H. Olinde

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2013, and until their successors are selected.

The Company has been advised that neither the firm nor any of its partners has any direct or any material indirect financial interest in the securities of the Company or any of its subsidiaries, except as auditors and consultants on accounting procedures and tax matters. The Board anticipates that representatives of PricewaterhouseCoopers LLP will be in attendance at the annual meeting and will be available to respond to questions.

Although not required to do so, the Company’s Board has chosen to submit its appointment of PricewaterhouseCoopers LLP for ratification by the Company’s shareholders. It is the intention of the persons named in the proxy to vote such proxy FOR the ratification of this appointment. If this proposal does not pass, the Audit Committee will reconsider the matter. The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE BOOKS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE YEAR 2013.

SHAREHOLDER COMMUNICATIONS

The Board provides a process for shareholders to send communications to the Board or to individual directors. Information regarding this process is set out in the Corporate Governance Guidelines, which are available to shareholders on the Governance Documents page of the Investor Relations section of our website at www.hancockbank.com.

OTHER MATTERS

We do not know of any matters to be presented at our 2013 annual meeting other than those set forth in the accompanying notice. However, if any other matters properly come before the annual meeting or any adjournments or postponements thereof, the proxy holders will vote or abstain from voting thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Any shareholder who wishes to present a proposal at the Company’s next annual meeting and who wishes to have the proposal included in the Company’s Proxy Statement for the 2014 annual meeting must submit the proposal to the undersigned at the address of the Company not later than November 12, 2013. If a shareholder provides notice of a proposal after January 26, 2014, the persons named in the Company’s proxy for the 2014 annual meeting will be allowed to exercise their discretionary authority to vote upon such proposal without the matter having been discussed in the Proxy Statement for the 2014 annual meeting.

By Order of the Board of Directors.

James B. Estabrook, Jr.	Carl J. Chaney	John M. Hairston
Chairman of the Board	President and CEO	CEO and Chief Operating Officer

Dated: March 12, 2013

HANCOCK HOLDING COMPANY

P. O. BOX 4019

GULFPORT, MS 39502

PROXY FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Hancock Holding Company does hereby nominate, constitute, and appoint Carl J. Chaney and John M. Hairston, each of them, as proxies (with full power of substitution), and hereby authorizes them to vote upon all matters that may properly come before the meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below, with full power to vote all shares of Common Stock of Hancock Holding Company held of record by the undersigned on February 28, 2013, at the annual meeting of shareholders to be held on April 12, 2013, or any adjournments or postponements thereof. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION AS INDICATED FOR PROPOSAL 1, PROPOSAL 2, AND PROPOSAL 3, AND AS THE PROXIES DECIDE ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

The Board of Directors Recommends you vote FOR Proposals 1, 2, and 3.

MANAGEMENT PROPOSALS:

Proposal 1.	To elect six directors to serve until the 2016 annual meeting. (INSTRUCTION: AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF ANY NOMINEE.)

	JAMES B. ESTABROOK, JR	☐	HARDY B. FOWLER	☐	RANDALL W. HANNA	☐
	ERIC J. NICKELSEN	☐	ROBERT W. ROSEBERRY	☐	ANTHONY J. TOPAZI	☐

FOR all nominees except as indicated ☐ WITHHOLD authority to vote for all nominees ☐

Proposal 2.	To hold an advisory vote on the compensation of our named executive officers.

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal 3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2013.

FOR ☐ AGAINST ☐ ABSTAIN ☐

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 12, 2013. The notice of annual meeting, proxy statement, proxy card, and 2012 annual report are available at http://www.snl.com/irweblinkx/FinancialDocs.aspx?iid=100308.

PLEASE RETURN THE ENTIRE PROXY CARD (SIGNED ON REVERSE) IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. ONLINE VOTING INFORMATION IS LOCATED ON THE REVERSE SIDE OF THIS CARD.

Shareholders registered with the Company’s Transfer Agent (Hancock Bank Corporate Trust Department) may vote their shares in one of three ways: (1) in person, (2) by returning the entire proxy card in the enclosed self-addressed envelope, or (3) by voting on the Internet at the following website address: https://www.hancockshareholder.com/hancock/pxsignon.asp. If voting on the website, you will need to use the control number listed on the reverse side of this proxy card to vote your shares. Online proxy voting will close at 3:00 p.m., Central Daylight Time on April 11, 2013. Any registered shareholder who has questions concerning the procedures for voting their proxy online should contact the Hancock Bank Corporate Trust Services Department at (228) 563-7652 or 1-800-522-6542, ext. 87652.

Hancock Bank - Corporate Trust Services

P.O. Box 4019

Gulfport, MS 39502-4019

DATED:	, 2013

Signature:

DATED:	, 2013

Signature:

Please sign exactly as your name or names appear on this proxy card. When signing as attorney, executor, trustee, or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

Number of shares:

IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK HERE ☐

WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN AND RETURN AT ONCE.

HANCOCK BANK CORPORATE TRUST SERVICES P.O. BOX 4019 GULFPORT, MS 39502-4019

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time April 11, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time April 11, 2013. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M54074-P35291	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HANCOCK HOLDING COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	To elect six directors to serve until the 2016 annual meeting.		☐	☐	☐
Nominees
01) JAMES B. ESTABROOK, JR. 02) HARDY B. FOWLER 03) RANDALL W. HANNA 04) ERIC J. NICKELSEN 05) ROBERT W. ROSEBERRY 06) ANTHONY J. TOPAZI

The Board of Directors recommends a vote FOR the following proposal:								For	Against	Abstain

2.	To hold an advisory vote on the compensation of our named executive officers.							☐	☐	☐

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2013.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 12, 2013.

The notice of annual meeting, proxy statement, proxy card, and 2012 annual report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M54075-P35291

HANCOCK HOLDING COMPANY

P.O. BOX 4019

GULFPORT, MS 39502

PROXY FOR 2013

ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Hancock Holding Company does hereby nominate, constitute, and appoint Carl J. Chaney and John M. Hairston, each of them, as proxies (with full power of substitution), and hereby authorizes them to vote upon all matters that may properly come before the meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below, with full power to vote all shares of Common stock of Hancock Holding Company that the undersigned is entitled to vote at the annual meeting of shareholders to be held on April 12, 2013, or any adjournments or postponements thereof.

IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION AS INDICATED FOR PROPOSAL 1, PROPOSAL 2, AND PROPOSAL 3, AND AS THE PROXIES DECIDE ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

Address Change/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side